UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)
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Trustmark Corporation
(Name of Registrant as Specified in Its Charter)
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April 2, 2010
Dear Shareholder:
You are cordially invited to attend Trustmark Corporation’s 2010 Annual Meeting of Shareholders. This meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 11, 2010, at 10:00 a.m.
At the meeting, common shareholders will be asked to elect a board of directors, approve the amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan to revise the definition of “performance goals” for purposes of Section 162(m) of the Internal Revenue Code, ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for 2010 and transact such other business as may properly come before the meeting. Prior to the meeting, please carefully read the accompanying proxy statement.
Thank you for your support of Trustmark.
Sincerely,

Richard G. Hickson
Chairman and CEO

Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 11, 2010, at 10:00 a.m.

LOCATION	Trustmark Ballroom
Jackson Convention Complex
105 Pascagoula Street
Jackson, Mississippi 39201

ITEMS OF BUSINESS	(1) To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.

(2)   To approve the amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan to revise the definition of “performance goals” for purposes of Section 162(m) of the Internal Revenue Code.

(3) To ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2010.
(4) To transact such other business as may properly come before the meeting.

RECORD DATE	Common shareholders of record on March 15, 2010, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION	You are urged to sign and return the enclosed proxy or vote your shares by telephone or Internet promptly, whether or not you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted by written notice to the Secretary of Trustmark Corporation, by delivery to the Secretary of a subsequently dated proxy or by submitting a later vote by telephone or Internet.

T. Harris Collier III Secretary to the Board

GENERAL INFORMATION
Solicitation by the Board of Directors
     This proxy statement is being sent on or about April 2, 2010, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2010 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.
Meeting Location, Date and Time
     The Annual Meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi 39201, on Tuesday, May 11, 2010, at 10:00 a.m. To obtain directions to attend the meeting and vote in person, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).
Shareholders Entitled to Vote
     Common shareholders of record at the close of business on March 15, 2010, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 64,491,118 shares of common stock.
Required Vote
     A majority of the shares outstanding and entitled to vote constitutes a quorum. The twelve candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. For all other proposals, each share is entitled to one vote on each proposal. Any such proposal, including approval of the amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan and ratification of the selection of KPMG LLP (KPMG) as independent auditors, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.
     Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan and ratification of the selection of KPMG as independent auditors are considered routine matters, while the election of directors is considered to be a non-routine matter.
     All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR approval of the amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan in Proposal 2, FOR ratification of the selection of KPMG as independent auditors in Proposal 3 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.
How to Vote
     Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.
     To vote by proxy, either:
(1)	Complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope,

(2)	Vote by telephone (instructions are on the proxy card), or

(3)	Vote by Internet (instructions are on the proxy card).
     If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.
Revocation of Proxies
     Any shareholder may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy or by submitting a later vote by telephone or Internet (instructions are on the proxy card).
     If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.
Voting on Other Matters
     The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.
Cost of Proxy Solicitation
     Solicitation of proxies will be primarily by mail. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.
CORPORATE GOVERNANCE
     Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth, human capital and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.
     Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 68, a minimum ownership of Trustmark stock, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.
Board Mission
     The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:
•	Providing strategic guidance and oversight,

•	Acting as a resource on strategic issues and in matters of planning and policy-making,

•	Ensuring that management’s operations contribute to Trustmark’s financial soundness,

•	Promoting social responsibility and ethical business
conduct,

•	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,

•	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and

•	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.
     The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct for directors, senior financial officers and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.
Meetings of the Board of Directors
     The Board met four times in 2009. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2009.
Director Attendance at the Annual Meeting
     Directors are expected to attend the annual meeting of shareholders, and in 2009, all directors were present, with the exception of Adolphus B. Baker and Fred E. Carl, Jr.
Director Independence
     The Board has affirmatively determined that the following directors and director nominees are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	John M. McCullouch
Fred E. Carl, Jr.	Richard H. Puckett
William C. Deviney, Jr.	R. Michael Summerford
Daniel A. Grafton	LeRoy G. Walker, Jr.
David H. Hoster II	Kenneth W. Williams
     Kenneth W. Williams has reached the mandatory retirement age and will, therefore, not stand for re-election at the Annual Meeting.
Board Leadership
     Trustmark’s Chairman of the Board also serves as CEO.

Therefore, under the governance guidelines set forth in Trustmark’s Board Charter, the Chairman of the Executive Committee, Kenneth W. Williams, serves as the Board’s Lead Director. Upon Mr. Williams’ anticipated retirement from the Board, effective at the Annual Meeting, the Board has determined that, if re-elected, Daniel A. Grafton will serve as Chairman of the Executive Committee and, therefore, as Lead Director.
     The primary responsibility of the Lead Director is to chair meetings of the non-management directors, and in 2009 the Board held three such independent sessions. The Lead Director also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors or others. The Lead Director is the primary communicator between the directors and the CEO, who is directly responsible to the Board in its entirety, although individual Board members may communicate directly with the CEO and may freely discuss their views with other Board members at any time. The Executive Committee is responsible for reviewing Trustmark’s corporate governance structure to ensure that it remains the most appropriate structure for the company and its shareholders. Trustmark believes that, at this time, Mr. Hickson’s leadership as Chairman and CEO is the most efficient and effective leadership structure, given Mr. Hickson’s broad experience in and acute understanding of the financial industry and the markets Trustmark serves. Additionally, this structure enables Mr. Hickson to guide the company through the current economic circumstances with appropriate support from the Lead Director and the committee chairmen, each of whom is an independent director.
Committees of the Board of Directors
     There are five standing committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Executive, Human Resources, Nominating and Strategic Planning. Currently, the committees are comprised solely of independent directors, with the exception of the Executive and Strategic Planning Committees.
Audit and Finance Committee
     Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, annual approval of the independent auditors, oversight of audit activities, risk management policies, financial reporting and regulatory compliance, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.
     The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.
Executive Committee
     The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria.
Human Resources Committee
     The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.
     The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.
Nominating Committee
     The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.
     The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.
Strategic Planning Committee
     The Strategic Planning Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.
Board Oversight of Risk Management
     Trustmark believes that its leadership structure allows the directors to provide effective oversight of Trustmark’s risk management function by receiving and discussing regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer, on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic and reputational risks. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate risk owner within the organization to enable it to understand the risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee presents a report regarding the risk, including strategies for managing or mitigating the risk, as appropriate, to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Additionally, in recognition of the importance of its enterprise risk oversight function, the Board has approved the formation in 2010 of an Enterprise Risk Management Committee, which will be comprised solely of independent directors, at the Bank Board level.
Committee Membership
The following table shows the current membership of each committee and the number of meetings held by each committee during 2009.

	Audit and Finance	Executive	Human Resources	Nominating	Strategic Planning
Director	(1)	(2)	(3)	(4)	(5)

Adolphus B. Baker			X
Fred E. Carl, Jr.					X
William C. Deviney, Jr.
Daniel A. Grafton		X	Chairman	X	X
Richard G. Hickson		X
David H. Hoster II	X	X		X	Chairman
John M. McCullouch		X	X	Chairman	X
Richard H. Puckett	X	X		X	X
R. Michael Summerford	Chairman	X	X	X	X
LeRoy G. Walker, Jr.	X
Kenneth W. Williams	X	Chairman		X
William G. Yates III					X

2009 Meetings	5	2	7	1	0

(1)	Mr. Walker joined the Audit and Finance Committee on May 12, 2009.

(2)
Messrs. Hoster, Puckett and Williams joined the Executive Committee on May 12, 2009. Until that time, Mr. Reuben V. Anderson, Mr. C. Gerald Garnett and Mr. William G. Yates, Jr., who each retired from the Board following the 2009 Annual Meeting, served on the Executive Committee.

(3)	Messrs. Baker and McCullouch joined the Human Resources Committee on May 12, 2009. Until that time, Messrs. Anderson and Garnett served on the Executive Committee.

(4)	Messrs. Hoster, Puckett and Williams joined the Nominating Committee on May 12, 2009. Until that time, Messrs. Anderson and Garnett served on the Nominating Committee.

(5)
Messrs. Carl, Hoster, Puckett and Yates III joined the Strategic Planning Committee on May 12, 2009. Until that time, Messrs. Anderson, Garnett and Yates, Jr. served on the Strategic Planning Committee.

Director Compensation for 2009
     The following table provides compensation information for the year ended December 31, 2009, for each non-employee member of the Board.

					Change in
					Pension Value
					and Non-Qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)	($)

Reuben V. Anderson (6)	$12,500	---	---	---	$31,656	---	$44,156
Adolphus B. Baker	$25,083	$6,916	---	---	$82,145	---	$114,144
Fred E. Carl, Jr.	$17,000	$6,916	---	---	---	---	$23,916
William C. Deviney, Jr.	$24,333	$6,916	---	---	$148,021	---	$179,270
C. Gerald Garnett (6)	$11,500	---	---	---	---	---	$11,500
Daniel A. Grafton	$35,375	$6,916	---	---	---	---	$42,291
David H. Hoster II	$30,833	$6,916	---	---	---	---	$37,749
John M. McCullouch	$28,333	$6,916	---	---	---	---	$35,249
Richard H. Puckett	$33,083	$6,916	---	---	$120,179	---	$160,178
R. Michael Summerford	$50,250	$6,916	---	---	---	---	$57,166
LeRoy G. Walker, Jr.	$22,250	$6,916	---	---	$125,964	---	$155,130
Kenneth W. Williams	$31,500	$6,916	---	---	$9,590	---	$48,006
William G. Yates, Jr. (6)	$8,000	---	---	---	---	---	$8,000
William G. Yates III	$16,500	$6,916	---	---	---	---	$23,416

(1)	Richard G. Hickson, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus receives no compensation for his service as a director. The compensation received by Mr. Hickson as an associate of Trustmark is shown in the Summary Compensation Table on page 30.

(2)	Includes fees deferred pursuant to the voluntary Trustmark Corporation Non-Qualified Deferred Compensation (NQDC) Plan and/or the Directors’ Deferred Fee Plan. Where applicable, also includes fees paid for attendance at Community Bank Advisory Board of Directors meetings and at committee meetings of the Trustmark National Bank Board of Directors (the Bank Board).

(3)	The amounts in this column reflect the aggregate grant date fair value of time-based restricted stock awards granted to the directors on January 27, 2009 (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 13 to Trustmark’s audited financial statements for the year ended December 31, 2009, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2010. At December 31, 2009, each non-employee director had 467 shares of performance-based restricted stock outstanding, with the exception of Messrs. Carl and Yates III, who had 217 shares outstanding. These awards will vest only if the related performance measures are achieved. If vesting of the related performance measures exceeds 100%, each non-employee director will also receive up to an additional 467 excess shares of time-based restricted stock, with the exception of Messrs. Carl and Yates III, who will receive up to an additional 217 shares of time-based restricted stock. At December 31, 2009, each non-employee director had 504 shares of time-based restricted stock outstanding from grants under Trustmark’s stock and incentive compensation plans.

(4)	No stock option awards were made during 2009. At December 31, 2009, the non-employee directors had the following options outstanding from grants under Trustmark’s stock and incentive compensation plans: McCullouch, Summerford – 6,000 each, Grafton – 2,000, all other non-employee directors – 12,000 each, with the exception of Messrs. Carl, Hoster, and Yates III, who had no options outstanding.

(5)	The amounts in this column reflect the increase in actuarial present value of the director’s accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions included in Note 12 to Trustmark’s audited financial statements for the year ended December 31, 2009, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 25, 2010, and include amounts which the director may not currently be entitled to receive as such amounts are not yet vested.

(6)	Messrs. Anderson, Garnett and Yates, Jr. retired from the Board on May 12, 2009.

     Prior to May 12, 2009, non-employee directors received an annual retainer of $12,000 plus $1,500 for each Board meeting attended. The Executive Committee Chairman received an additional annual retainer of $6,000, and all other Executive Committee members received an additional annual retainer of $3,000. The Audit and Finance Committee Chairman also received an additional annual retainer of $12,000. All committee chairmen and committee members received $1,250 and $1,000, respectively, for each committee meeting attended (including ad hoc committees). In addition, directors who served either as chairman or member of a committee of the Bank Board received $1,000 or $750, respectively, for each committee meeting attended. Beginning May 12, 2009, non-employee directors receive an annual retainer of $12,000 plus $1,500 for each Board meeting attended. Chairmen of the Executive Committee and Human Resources Committee receive an additional annual retainer of $6,000. The Audit and Finance Committee Chairman receives an additional annual retainer of $12,000, and Chairmen of the Nominating and Strategic Planning Committees each receive an additional annual retainer of $2,000. All Board committee chairmen and committee members receive $1,000 for each committee meeting attended (including ad hoc committees). In addition, each director who serves as chairman of a committee of the Bank Board receives an annual retainer of $2,000. All Bank Board committee chairmen and committee members receive $750 for each committee meeting attended. For meetings wherein the director attends via teleconference, the director receives one-half of the meeting fee. In addition, directors who serve as advisory directors on Trustmark’s Community Bank Advisory Boards of Directors receive a fee of $250 for each Advisory Board meeting attended. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings. The CEO receives no compensation for Board or committee service.
     Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003, and who elected to participate in the plan. Under the plan, participating directors had to defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit is determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. In order to control costs, and based on peer company and broader market data provided by the compensation consultant that comparable organizations were not providing this benefit to directors, the Board amended the plan on April 28, 2009, to cease future benefit accruals under, and contributions by directors to, the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (March 1 following age 65). Thus, should a director continue service beyond his or her normal retirement date, retirement benefits would begin prior to cessation of Board service. Currently, one director has reached his normal retirement date and is receiving annual benefits of $28,359. Depending on a number of factors, the projected annual benefit at retirement is payable for the longer of life or twenty-five years and ranges from $47,000 to $78,000 (taking into account the March 1, 2010 benefit accrual freeze) for current directors electing to participate in the plan who are not yet receiving benefits. The vested annual benefit as of December 31, 2009, payable at the director’s normal retirement date to current directors electing to participate in the plan ranges from $42,000 to $72,000. If a participating director dies prior to retirement, his beneficiary will receive a scheduled death benefit for ten years. If the plan is terminated, or a director’s Board service is terminated, within three years after a change in control of Trustmark (as defined in the plan) and prior to March 1, 2010, affected directors will be credited with up to an additional five years of Board service for purposes of determining retirement benefits at the director’s normal retirement date. Trustmark has purchased life insurance contracts on participating directors to fund the benefits to be paid under this plan.

     Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. In the event of a change in control, the vesting of stock options is accelerated, and directors are entitled to a time-weighted portion of any unvested restricted stock, based on actual performance to date. Prior to 2007, Trustmark granted stock options to its non-employee directors. In 2007, Trustmark ceased granting stock options and commenced granting performance-based restricted stock to its non-employee directors on terms substantially similar to those granted to executive management. When implementing a similar change with respect to restricted stock grants for executive management, Trustmark began granting non-employee directors a restricted stock award consisting of one-third time-based restricted stock and two-thirds performance-based restricted stock, on terms substantially similar to those granted to executive management beginning in 2008. Based on an observation from Mercer that non-employee director equity compensation paid by Trustmark’s peer companies more commonly consisted of solely time-based restricted stock, consistent with the directors’ fiduciary oversight role, Trustmark chose to award only time-based restricted stock to non-employee directors beginning in 2009. On January 27, 2009, each non-employee director received an award of 397 time-based restricted shares, which vest on January 27, 2012, if the director is still serving at the time. Messrs. Anderson, Garnett and Yates, Jr. retired from the Board on May 12, 2009, and, therefore, did not receive stock awards in 2009.
     As part of Trustmark’s director compensation structure, implemented as of May 12, 2009, the Board determined to grant non-employee directors annual awards of time-based restricted stock valued at approximately $18,000. Additionally, the Board implemented a director stock ownership requirement that requires all directors to own a minimum of 3,000 shares of Trustmark stock. Directors have up to five years from the date Board service begins to meet the ownership requirement. Additionally, until such time as the minimum requirement is reached, a director is required to hold 100% of the shares received from any Trustmark stock awards. On January 26, 2010, each non-employee director received the equivalent of approximately $18,000 in time-based restricted stock computed on a 10-day average closing stock price up to and including the date of the grant. Due to Mr. Williams’ anticipated retirement from the Board at the 2010 Annual Meeting, he did not receive a stock award in 2010.
     In addition to the Directors’ Deferred Fee Plan described above, non-employee directors may defer all or a part of their annual retainer and meeting fees (excluding any contribution to the Directors’ Deferred Fee Plan) pursuant to Trustmark’s NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.
Communications with Directors
     Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com.
     Communications will be referred to the Executive Committee Chairman, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.
     Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-866-979-3769. Complaints will be investigated by Trustmark’s General Counsel and reported to the Audit and Finance Committee.
Nomination of Directors
     Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors. Nominations other than those made by or on behalf of the existing management of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chairman of the Board no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder.
     Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.
     Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2011 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2010. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.
     When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2010, all nominees have previously served on the Board, with the exception of Gerard R. Host.
Director Qualifications
     The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole. Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse experience and business knowledge. Each director is required to own in his or her own right common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director or (iii) the date of the director’s most recent election to the Board. Upon attaining the age of 68, a director is required to retire from the Board effective upon completion of his or her then current term of office.
Personal Traits
     Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity	• High Performance Standards
• Accountability	• Initiative and Responsiveness
• Informed Business Judgment	• Business Credibility
• Mature Confidence
Leadership Qualities
     For individuals considered for Board leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills
• Crisis Management Skills	• Relationship Building/Networking Skills

Individual Competencies
     There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
	Audit and		Human		Strategic
Individual Director Competencies	Finance	Executive	Resources	Nominating	Planning
1. Financial Acumen
Accounting & finance knowledge	✓	✓		✓	✓
Financial statement analysis	✓
Knowledge of capital markets	✓				✓
Financial planning	✓
Ability to communicate financial concepts in lay terms	✓				✓
2. Organizational Effectiveness
Talent management			✓
Understanding of compensation issues			✓
Ability to discern candidate qualifications			✓	✓
3. Strategic Direction
Vision		✓		✓	✓
Strategic perspective		✓		✓	✓
Technology knowledge	✓				✓
Industry knowledge	✓	✓		✓	✓

Specific Director Experience, Qualifications, Attributes and Skills
     The Nominating Committee assists the Board by identifying individuals qualified to serve as Board members and by recommending to the Board the director nominees for election at the next annual meeting of shareholders. The Board believes that each director nominee possesses the personal traits described above and that each director nominee for a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees” on page 9.

PROPOSAL 1: ELECTION OF DIRECTORS
     The Board has fixed the number of directors for the coming year at twelve. The nominees listed herein have been proposed by the Board for election at the meeting.
     Shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of twelve nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.
     Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the twelve nominees receiving the highest number of votes.
     The Board recommends that shareholders vote “for” the proposed nominees.

THE NOMINEES

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

Adolphus B. Baker	53

•   President and COO, Cal-Maine Foods, Inc.
(Producer and Distributor of Shell Eggs)
•   Director of Trustmark since 2007
•   Trustmark Corporation Committees:
Human Resources
•   Other Directorships: Trustmark National Bank,
Cal-Maine Foods, Inc.

		Mr. Baker’s position as president and chief operating officer and director of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the Bank Board’s Asset Liability Committee Chairman, provides him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

Fred E. Carl, Jr.	62

•   President and CEO, Viking Range Corporation
(Manufacturer of Major Appliances and Related Culinary Products)
•   Director of Trustmark since 2009
•   Trustmark Corporation Committees:
Strategic Planning
•   Other Directorships: Trustmark National Bank

		Mr. Carl founded an industry-leading manufacturer of kitchen appliances and continues to serve as that company’s president and chief executive officer. His company serves national and international markets, which gives Mr. Carl a unique perspective on how consumer needs differ among geographic markets. This input is valuable in shaping Trustmark’s strategy for serving customers in its various markets. Mr. Carl’s extensive and diverse experience in executive management, strategic planning, marketing and public relations enables him to contribute a unique perspective on corporate strategy to Board discussions.

William C. Deviney, Jr.	64	• CEO, Deviney Construction Company, Inc. (Telecommunications Construction) • Director of Trustmark since 1995 • Other Directorships: Trustmark National Bank

		Mr. Deviney serves as the chief executive officer of a telecommunications construction company, which he owns. Having his company’s headquarters located in the same metropolitan area as Trustmark’s headquarters contributes to Mr. Deviney’s keen understanding of Trustmark’s customer base and markets. This awareness, coupled with his historical knowledge of Trustmark’s operations through his lengthy tenure as a director for Trustmark National Bank and his service as the Credit Policy Committee Chairman, provides him with a broad perspective for oversight of Trustmark’s credit and risk management approach.

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

Daniel A. Grafton	63
•   Retired President, L-3 Vertex Aerospace
(Provider of Aviation and Aerospace Services)
•   Director of Trustmark since 2007
•   Trustmark Corporation Committees:
Executive
Human Resources (Chairman)
Nominating
Strategic Planning
•   Other Directorships: Trustmark National Bank

		Prior to his retirement, Mr. Grafton served as president of a leading aviation and aerospace services provider. During his career, Mr. Grafton also served as president and chief executive officer as well as chief operating officer for Raytheon Aerospace, a division of Raytheon Company, a publicly-traded company. His extensive business background, together with his experience on numerous boards and committees, has equipped him with the leadership and consensus-building skills necessary to serve as the Human Resources Committee Chairman and, if re-elected as director, Lead Director and Executive Committee Chairman.

Richard G. Hickson	65
•   Chairman, President and CEO, Trustmark Corporation;
Chairman and CEO, Trustmark National Bank
•   Director of Trustmark since 1997
•   Trustmark Corporation Committees:
Executive
•   Other Directorships: Trustmark National Bank

Mr. Hickson has forty years of experience in the financial services industry, with over thirteen years of service in different capacities for Trustmark and its affiliates. Mr. Hickson served two terms as a director of the Federal Reserve Bank of Atlanta, and currently serves on the Federal Advisory Council of the Federal Reserve System. His extensive background in and understanding of the issues faced by financial services companies provides Mr. Hickson with the expertise in formulating and implementing strategies for maximizing shareholder value necessary to lead the Board.

Gerard R. Host	55
•   President and COO, Trustmark National Bank
•   Nominated for Director of Trustmark in 2010
•   Other Directorships: Trustmark National Bank

Mr. Host serves as president and chief operating officer for Trustmark’s wholly-owned subsidiary, Trustmark National Bank. He also currently serves as a director of the Federal Reserve Bank of Atlanta, New Orleans Branch. Throughout his tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry will enable him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters.

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

David H. Hoster II	64
•   President and CEO, EastGroup Properties, Inc.
(Real Estate Investment Trust)
•   Director of Trustmark since 2008
•   Trustmark Corporation Committees:
Audit and Finance
Executive
Nominating
Strategic Planning (Chairman)
•   Other Directorships: Trustmark National Bank,
EastGroup Properties, Inc.

		Mr. Hoster serves as the president and chief executive officer and a director of a publicly-traded real estate investment trust. In these capacities, Mr. Hoster has developed an extensive understanding of commercial real estate and related investment and financing activities, which enables him to contribute invaluable insight and guidance on corporate strategy and risk management to Board discussions.

John M. McCullouch	62
•   Retired President, AT&T Mississippi
•   Director of Trustmark since 2005
•   Trustmark Corporation Committees:
Executive
Human Resources
Nominating (Chairman)
Strategic Planning
•   Other Directorships: Trustmark National Bank

		Mr. McCullouch was the president of the Mississippi division of a major telecommunications company. Mr. McCullouch’s legal background and business acumen provide him with the necessary skills to assess corporate governance matters and formulate strategy relative to Board planning and oversight. In addition, through his broad and extensive service on other non-public boards, Mr. McCullouch is attuned to the necessity of diversity from various perspectives, which is essential to his service as the Nominating Committee Chairman and as a member of the Human Resources Committee.

Richard H. Puckett	55
•   President and CEO, Puckett Machinery Company
(Distributor of Heavy Earth Moving Equipment)
•   Director of Trustmark since 1995
•   Trustmark Corporation Committees:
Audit and Finance
Executive
Nominating
Strategic Planning
•   Other Directorships: Trustmark National Bank

		Mr. Puckett is the president and chief executive officer of a company that serves southern Mississippi, including Jackson, Mississippi, where Trustmark maintains its administrative headquarters. Mr. Puckett brings marketing and business leadership skills, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets.

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

R. Michael Summerford	61
•   Former President and COO, ChemFirst, Inc.
(Manufacturer of Electronic and Specialty Chemicals)
•   Director of Trustmark since 2005
•   Trustmark Corporation Committees:
Audit and Finance (Chairman)
Executive
Human Resources
Nominating
Strategic Planning
•   Other Directorships: Trustmark National Bank

		Mr. Summerford has served as the president and chief operating officer and chief financial officer of another publicly-traded company. He was also a certified public accountant. His career experience has resulted in Mr. Summerford’s expertise in understanding financial statements, accounting methodologies and compensation practices, which is essential to his service as the Audit and Finance Committee Chairman, as the audit committee financial expert and as a member of the Human Resources Committee.

LeRoy G. Walker, Jr.	60	• President, LTM Enterprises, Inc. (McDonald’s Franchisee) • Director of Trustmark since 2009 • Trustmark Corporation Committees: Audit and Finance • Other Directorships: Trustmark National Bank

		Mr. Walker is the owner/operator of a franchise of a major national restaurant chain. Mr. Walker’s experience in this regard has provided him with a unique and broad perspective of marketing and customer needs. His business skills and experiences on numerous non-public and civic boards demonstrate his ability to work successfully as part of a team and enable him to contribute diverse perspectives to Board discussions.

William G. Yates III	37
•   President and CEO, W.G. Yates & Sons Construction Company
(Construction)
•   Director of Trustmark since 2009
•   Trustmark Corporation Committees:
Strategic Planning
•    Other Directorships: Trustmark National Bank

		Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy.

STOCK
Securities Ownership by Certain Beneficial Owners and Management
     The following table reflects the number of Trustmark common shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%.

	Shares
	Beneficially		Percent of
	Owned		Outstanding
Name	as of 03/01/10 (1)		Shares
BlackRock, Inc.	5,729,350	(2)	8.88%
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Robert M. Hearin Foundation	5,565,374	(3)	8.63%
Robert M. Hearin Support Foundation
Post Office Box 16505
Jackson, Mississippi 39236
Adolphus B. Baker	18,389	(4)(5)
Fred E. Carl, Jr.	3,747	(6)
William C. Deviney, Jr.	37,455	(4)(5)
Duane A. Dewey	61,145	(7)
Daniel A. Grafton	15,189	(8)
Louis E. Greer	50,622	(9)
Richard G. Hickson	389,893	(10)(11)
Gerard R. Host	214,226	(12)(13)
David H. Hoster II	2,989	(5)
John M. McCullouch	9,004	(14)
Richard H. Puckett	93,012	(15)
R. Michael Summerford	9,789	(14)
Breck W. Tyler	53,447	(16)(17)
LeRoy G. Walker, Jr.	14,164	(4)(5)
Kenneth W. Williams	23,576	(18)
William G. Yates III	2,489	(6)
Directors and executive officers of Trustmark as a group	1,482,184	(19)	2.30%

(1)	Includes options exercisable within 60 days of March 1, 2010.

(2)	According to Schedule 13G filed with the SEC on January 29, 2010, the entity is the beneficial owner of 5,729,350 shares (or 8.88%) of Trustmark common stock. This reporting person has sole voting power with respect to 5,729,350 shares and sole dispositive power with respect to 5,729,350 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G.

(3)	Includes 383,928 shares owned by the Robert M. Hearin Foundation, 3,519,482 shares owned by the Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street Corporation and 273,000 shares owned by Bay Street Corporation. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundation’ s trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(4)	Includes 10,800 shares that the individual has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans.

(5)	Includes 1,739 shares of restricted stock to which Mr. Baker, Mr. Deviney, Mr. Hoster and Mr. Walker have sole voting power but which cannot be transferred prior to vesting.

(6)	Includes 1,489 shares of restricted stock to which Mr. Carl and Mr. Yates have sole voting power but which cannot be transferred prior to vesting.

(7)	Includes 37,000 shares that Mr. Dewey has the right to acquire through the exercise of options and 19,021 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting.

(8)	Includes 12,000 shares as to which Mr. Grafton shares voting and investment power with his spouse, 1,200 shares Mr. Grafton has the right to acquire through the exercise of options and 1,739 shares of restricted stock with respect to which Mr. Grafton has sole voting power but which cannot be transferred prior to vesting.

(9)	Includes 19,300 shares that Mr. Greer has the right to acquire through the exercise of options and 17,671 shares of restricted stock with respect to which Mr. Greer has sole voting power but which cannot be transferred prior to vesting.

(10)	Includes 2,000 shares as to which Mr. Hickson shares voting and investment power with his spouse.

(11)	Includes 184,000 shares that Mr. Hickson has the right to acquire through the exercise of options and 110,456 shares of restricted stock with respect to which Mr. Hickson has sole voting power but which cannot be transferred prior to vesting.

(12)	Includes 21,469 shares owned by spouse and children as to which Mr. Host has no voting or investment control.

(13)	Includes 81,888 shares that Mr. Host has the right to acquire through the exercise of options and 65,259 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.

(14)	Includes 4,800 shares that Mr. McCullouch and Mr. Summerford have the right to acquire through the exercise of options and 1,739 shares of restricted stock with respect to which Mr. McCullouch and Mr. Summerford have sole voting power but which cannot be transferred prior to vesting.

(15)	Includes 9,800 shares that Mr. Puckett has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans and 79,376 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control and 1,739 shares of restricted stock with respect to which Mr. Puckett has sole voting power but which cannot be transferred prior to vesting.

(16)	Includes 3,179 shares as to which Mr. Tyler shares voting and investment power with his spouse.

(17)	Includes 22,100 shares that Mr. Tyler has the right to acquire through the exercise of options and 19,021 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting.

(18)	Includes 8,800 shares that Mr. Williams has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans and 971 shares of restricted stock with respect to which Mr. Williams has sole voting power but which cannot be transferred prior to vesting.

(19)	Includes shares held directly or indirectly by 25 individuals: the currently serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers and the General Counsel/Secretary. Of these shares, 9,235 shares are pledged as security.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on the information available to Trustmark, Trustmark believes that its directors and executive officers complied with all reporting requirements under Section 16(a) for 2009, with the following exceptions: Fred E. Carl, Jr. and William G. Yates III each filed one late Form 3, and David H. Hoster II filed one late Form 4 reporting one transaction.

EXECUTIVE COMPENSATION
Human Resources Committee
     The Human Resources Committee of the Board (the Committee) is currently comprised of Messrs. Grafton (Chairman), McCullouch, Baker and Summerford. Until May 2009, the Committee was comprised of Messrs. Grafton (Chairman), Anderson, Garnett and Summerford. Messrs. Anderson and Garnett retired from the Board, and thus from the Committee, in May 2009, and Messrs. McCullouch and Baker were added to the Committee at that time. The Committee operates under a written charter adopted by the Board. This charter is reviewed annually by the Committee and was last approved by the Board on January 26, 2010. The Board has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.
     The Committee’s charter requires that members of the Committee possess certain competencies, although each member of the Committee is not required to possess all of these competencies. One or more members of the Committee must:
•	demonstrate knowledge and understanding of human capital management issues, including corporate manager/officer selection, training, retention and succession planning,

•	be familiar with all components of management compensation (such as base salary, annual incentives, restricted stock and other long-term incentives, perquisites and supplemental benefits), understanding the link between compensation and performance and how compensation can be used to support Trustmark’s business strategy, and

•	demonstrate an ability to select and assess corporate officers, including experience or ability in developing officer selection criteria and creating performance standards and evaluation processes.
     The Committee is charged with ensuring that policies and practices are in place to facilitate (i) the development of Trustmark’s and its principal subsidiary, Trustmark National Bank’s (the Bank), management talent, (ii) orderly CEO succession, (iii) the setting of management and director compensation at competitive levels while limiting risk appropriately and (iv) Trustmark’s corporate social responsibility. The Committee reviews, on at least an annual basis, Trustmark’s management talent levels and management succession planning.
     The CEO and the Director of Human Resources establish the agenda for Committee meetings. The Committee reports regularly to the Board on matters relating to the Committee’s responsibilities. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. In 2009, the Committee met seven times.

Compensation Discussion and Analysis
     Overview. The following discussion provides an overview and analysis of the philosophy and objectives of the Committee in designing compensation programs for Trustmark’s management. In this discussion, we address the compensation determinations and the rationale for those determinations relating to Trustmark’s NEOs. Although considered “officers” of Trustmark Corporation under the rules and regulations of the Exchange Act, the NEOs’ compensation is paid by the Bank, except for equity awards under Trustmark’s stock and incentive compensation plans.
     This discussion should be read together with the compensation tables for the NEOs beginning on page 30.
     Executive Summary. The Committee believes that executive compensation should be linked with Trustmark’s performance and significantly aligned with the interests of Trustmark’s shareholders. In addition, Trustmark’s executive compensation is designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.
     The compensation of Trustmark’s NEOs should be understood within the context of Trustmark’s business. Trustmark is a diversified financial services company focused on long-term performance. One of the Committee’s goals is to focus management on Trustmark’s long-term performance. The Committee believes that long-term equity awards are effective tools for aligning management’s interests with long-term shareholder interests in order to increase overall shareholder value. In addition, the NEOs are often asked to implement long-term initiatives for Trustmark that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the NEOs aids in Trustmark’s implementation of such long-term initiatives. However, a portion of the NEOs’ annual compensation is also linked to the short-term success of Trustmark in order to motivate and reward executives to achieve certain objectives and to attract and retain talented executives.
     As Trustmark’s compensation consultant has evaluated Trustmark’s total compensation (base salary, annual incentive and grant date fair value of equity-based awards) over the past three years, Trustmark’s top executive compensation has consistently been at or just below the market median. Additionally, when evaluating Trustmark’s business performance relative to the peer group, Trustmark’s performance has been slightly above the market median. Accordingly, Trustmark’s relative business performance has ranked slightly higher than the corresponding compensation level. These findings support that Trustmark’s executive compensation has been consistent with its pay and performance philosophy.
     As noted in more detail below, in late 2008, Trustmark participated in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) and received a capital investment from the U.S. Treasury Department (Treasury) of $215 million. Participation in this program required certain compensation restrictions on the NEOs and certain most highly compensated employees as described below. In addition, the economy and financial services industry continued to experience a difficult period throughout 2009. As a result of these restrictions and circumstances and as part of its annual review process, the Committee reviewed Trustmark’s compensation arrangements to determine whether compensation changes were appropriate in 2009. The most significant compensation decisions made by the Committee in 2009 involved paying the 2008 annual bonuses to the NEOs other than Mr. Hickson in stock rather than in cash, making changes to overall target bonus payout level for the CFO and to the relative weighting of corporate versus line of business performance measures for Messrs. Dewey and Tyler under the management incentive plan, and increasing the base salaries for Messrs. Host and Tyler. In addition, Trustmark made multiple grants of restricted stock to the NEOs during 2009, all with a goal of providing the originally-approved levels of equity compensation before the enactment and implementation of the incentive pay prohibition and restrictions imposed by the CPP.
     Each element of compensation paid to Trustmark’s NEOs is designed to support one or more of the objectives described below under “Guiding Philosophy.”
     Board and Committee Process. One of the Committee’s primary roles is to initiate, develop and recommend for approval by the Board the cash and equity compensation of the CEO. The Committee’s recommendation is based on its evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by the Committee’s external compensation consultant and internal data provided by human resources personnel. For cash compensation of the other NEOs, the CEO and Director of Human Resources make recommendations to the Committee, which are considered for approval by the Committee and then recommended to the Bank Board for review and approval. The Committee also administers Trustmark’s equity-based compensation plans, deferred compensation plans and other benefit plans. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends stock-based awards for approval by the Board. The Committee has delegated authority to the CEO to grant limited equity awards, which are reviewed by the Committee.
     The CEO and the Director of Human Resources interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative data as well as making recommendations. The Committee periodically meets with the CEO and the Director of Human Resources to assess progress toward meeting objectives set by the Board for both annual and long-term compensation.

     Participation in Capital Purchase Program. As noted above, Trustmark participated in the CPP under the Emergency Economic Stabilization Act of 2008 (EESA), through which the Treasury invested $215 million in Trustmark preferred stock and warrants on November 21, 2008. As a result of Trustmark’s participation in the CPP, the EESA mandated that Trustmark implement certain restrictions and limitations on executive compensation. In connection with Trustmark’s participation in the CPP, on November 21, 2008 the Committee and the Board approved an omnibus amendment to limit compensation and benefits of Trustmark’s senior executive officers, who are the NEOs, as required by the EESA in accordance with the guidance and regulations issued by the Treasury with respect to the CPP, and all members of Trustmark’s executive management, including the NEOs, consented to the omnibus amendment and executed waivers consenting to the restrictions and limitations required by the EESA.
     On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (ARRA). The ARRA amended, among other things, the EESA by directing the Treasury to issue regulations implementing restrictions and limitations on compensation paid or accrued by financial institutions, such as Trustmark, participating in the CPP. The restrictions and limitations of the EESA, as amended by the ARRA, were implemented by interim final rules setting forth TARP standards on corporate governance and executive compensation, published by the Treasury and effective on June 15, 2009, as updated by technical corrections issued in December 2009 and by further guidance from the Treasury in January 2010 (collectively, TARP Standards). Trustmark redeemed the preferred stock on December 9, 2009, such that Trustmark was generally subject to the restrictions and limitations of the EESA, as amended, from November 21, 2008 through December 9, 2009 (TARP Period). The restrictions and limitations, as applicable to Trustmark during a portion or all of the TARP Period, included:
•	a prohibition during the period from June 15, 2009, through December 9, 2009, on paying or accruing bonus, incentive or retention compensation for Trustmark’s five most highly compensated employees, other than certain awards of restricted stock, restricted stock units or bonuses payable under existing employment agreements in place as of February 11, 2009, and other than certain restricted stock and restricted stock units qualifying as TARP-compliant long-term restricted stock;

•	a prohibition during the period from June 15, 2009, through December 9, 2009, on making any payments to the NEOs and Trustmark’s next five most highly compensated employees for departure from Trustmark or upon a change in control of Trustmark, other than compensation earned for services rendered or accrued benefits, and a prohibition on the acceleration of vesting due to a departure or a change in control with respect to the NEOs and the next five most highly compensated employees;

•	subjecting bonus, incentive and retention payments made to the NEOs during the period from November 21, 2008 through December 9, 2009, and to Trustmark’s next 20 most highly compensated employees during the period from June 15, 2009, through December 9, 2009, to repayment (clawback) if based on financial statements or any other performance metric criteria that are later found to be materially inaccurate;

•	a prohibition during the period from June 15, 2009, through December 9, 2009, on providing formal or informal tax gross-ups or other reimbursements for the payment of taxes to the NEOs and Trustmark’s next 20 most highly compensated employees;

•	a limitation on the tax deductibility of the portion of an NEO’s annual compensation in excess of $500,000;

•	a prohibition during the period from June 15, 2009, through December 9, 2009, on any compensation plan that would encourage manipulation of reported earnings, encourage behavior focused on short-term results rather than long-term value creation, or encourage the NEOs to take unnecessary and excessive risks that could threaten the value of Trustmark;

•	a requirement to conduct semi-annual reviews of the NEO and employee compensation plans to ensure they do not contain such prohibited features;

•	maintenance of an independent Human Resources Committee;

•	establishment by the Board of a company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•	a requirement to include a “say-on-pay” proposal for a non-binding vote of shareholders at annual meetings held during the TARP Period, whereby shareholders vote, on a non-binding basis, to approve (or disapprove) the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement;

•	annual disclosure of certain perquisites and information regarding Trustmark’s compensation consultant;

•	a review by the Treasury of any bonus, retention awards or other compensation paid to the NEOs and the next 20 most highly compensated employees prior to February 17, 2009, to determine if such payments were inappropriate and negotiate for the reimbursement of such excess payments; and

•	annual certifications by the CEO and CFO of compliance with the TARP Standards.

     The restrictions and limitations of the TARP Standards required Trustmark to implement certain changes to its 2009 executive compensation, as noted in the following discussion.
     Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving performance goals while limiting risk appropriately. The following objectives serve as guiding principles for all compensation decisions:
•	providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives,

•	aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance with respect to total shareholder return (TSR), return on average tangible common equity, as adjusted, and earnings per share, as adjusted, of Trustmark, in addition to strategic drivers such as operating efficiency, revenue growth, credit quality and net income for the company and/or lines of business, where applicable, while limiting risk appropriately,

•	creating an incentive for personal performance by providing base compensation to each NEO as a key element of a total compensation package,

•	providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests,

•	ensuring that incentive compensation paid to NEOs will normally be deductible for federal income tax purposes, but also recognizing that there are circumstances where deductibility is secondary and may not be permitted, and

•	ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.
     In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, annual cash bonuses, equity-based compensation, costs of perquisites and any other form of compensation received from Trustmark. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer companies. For 2009, the mix and amount of executive compensation for the NEOs and certain other employees was impacted by the restrictions and limitations of the TARP Standards. The Committee reviews and recommends to the Board compensation levels for the CEO and recommends to the Bank Board compensation levels for the Bank’s executive management based on Trustmark’s performance, individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as blended market data) and company affordability analysis. Based on its review, the Committee believes total compensation for Trustmark’s NEOs for 2009 is generally at the median compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. The individual components of such compensation, however, may be higher or lower in some cases.
     Benchmarking. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, except that the Committee Chairman must obtain approval of the Board for engagements that exceed $10,000 annually. For 2009, the Board pre-approved an allowance of up to $100,000 for use by the Committee, and at its June 2009 meeting, the Committee approved an additional $40,000 to engage the compensation consultant to analyze the compensation of Trustmark’s top five executives. To ensure that Trustmark’s compensation levels were generally at the median level of compensation for management of similar-sized financial institutions with Trustmark’s level of corporate performance, and as a matter of business prudence, the Committee retained Mercer (US) Inc. (Mercer), a compensation consultant, during the third quarter of 2007 to provide information, analyses and advice to aid in the determination of competitive executive pay, as described below. The Mercer consultant who performs these services reports directly to the Committee Chairman. With the consent of the Committee Chairman, Mercer may, from time to time, contact Trustmark’s executive officers for information necessary to perform its assignments and may make reports and presentations to and on behalf of the Committee. At the Committee’s direction, Mercer’s services for the Committee during fiscal 2008 and 2009 for compensation to be awarded in 2009 included:
•	evaluating the competitive positioning of Trustmark’s NEOs’ base salaries, annual incentive and long-term incentive compensation relative to its peer group and the broader financial services industry,

•	assessing the alignment of Trustmark compensation levels relative to Trustmark’s performance against its peer group,

•	providing ongoing advice as needed on the design of Trustmark’s annual and long-term incentive plans,

•	evaluating the impact of Trustmark’s equity programs on annual share use, run rate and total dilution,

•	evaluating the competitiveness of Trustmark’s employment agreements relative to its peer group and the broader financial services industry,

•	providing an overview of the executive compensation requirements under the CPP,

•	providing comments regarding risk assessment of Trustmark’s executive compensation,

•	evaluating the competitiveness of Trustmark’s outside director compensation, and

•	assisting with the preparation of this Compensation Discussion and Analysis.
     Mercer provided information to the Committee from published surveys and proxy statements of peer financial institutions in the United States. The peer group used by the Committee for executive compensation determinations consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process described in Trustmark’s Executive Compensation Peer Group Policy that includes recommendations from internal sources, external sources, such as the compensation consultant, and the Director of Human Resources, with final approval by the Committee, to reflect the companies against which Trustmark competes for executive talent and for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar asset size to Trustmark, offering similar banking functions and having similar organizational structure. The companies comprising the peer group for the Committee’s 2009 executive compensation determinations are the same 23 financial institutions used by the Committee for its 2008 determinations. The 23 peer companies all had assets within approximately one-half to two times the size of Trustmark, which is considered an ideal range for comparison purposes. The specific asset sizes for the peer companies listed in the Mercer report of December 2008 ranged from approximately $6.0 billion to $18.0 billion. The market capitalizations ranged from approximately $277.0 million to $3.0 billion. Historically, the market capitalization size of Trustmark’s peer companies ranged from approximately $1.0 billion and $3.0 billion, but Mercer noted that due to the difficult economy, as of the end of November 2008, 10 of the peer companies had fallen below $1.0 billion. Mercer advised against removing those companies from the peer group at that time and instead recommended against relying primarily on market capitalization for selecting the peer companies because of its potential volatility, placing more emphasis on comparative asset size. For comparison purposes, Trustmark’s asset size was just below the median for this peer group, while its market capitalization was slightly above the median for this peer group.
     For 2009, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth, Inc.	BXS	Hancock Holding Company	HBHC	UMB Financial Corporation	UMBF
Citizens Republic Bancorp, Inc.	CRBC	MB Financial, Inc.	MBFI	Umpqua Holdings Corporation	UMPQ
Commerce Bancshares, Inc.	CBSH	Old National Bancorp	ONB	United Bankshares, Inc.	UBSI
Cullen/Frost Bankers, Inc.	CFR	Pacific Capital Bancorp	PCBC	United Community Banks, Inc.	UCBI
First Midwest Bancorp, Inc.	FMBI	Park National Corporation	PRK	Valley National Bancorp	VLY
FirstMerit Corporation	FMER	South Financial Group, Inc.	TSFG	Webster Financial Corporation	WBS
F.N.B. Corporation	FNB	Sterling Financial Corporation	STSA	Whitney Holding Corporation	WTNY
Fulton Financial Corporation	FULT	Susquehanna Bancshares, Inc.	SUSQ
     In preparing to determine compensation for 2010, the Committee requested Mercer to present its annual review in 2009 prior to the usual December meeting time frame. As a result, Mercer presented its annual analysis at the Committee’s October 2009 meeting, with such analysis covering:
•	all five of the NEOs (compared to only the CEO and COO in the 2008 analysis),

•	executive compensation trends during the global financial crisis and economic recession,

•	legislative and regulatory actions impacting executive compensation,

•	projected evolution of best practices in financial services industry compensation,

•	overview of the TARP Standards, and

•	a comparison of a more geographically local concentration of publicly-traded banks.
     In following the Peer Group Policy to determine the peer group for 2010, and in anticipation of the December 2009 Committee meeting, the Director of Human Resources reviewed financial services industry company information provided by internal sources and the compensation consultant. The consolidated findings were presented to the Committee with the recommendation that four institutions be replaced from the current list, since the profiles of those institutions no longer aligned with Trustmark’s profile parameters. The 2010 overall list, including the four replacements, created a median asset size and market capitalization similar to Trustmark’s and added three additional peers that were within the same geographic footprint as Trustmark.
     In the course of conducting its activities during 2009, Mercer participated in four Committee meetings to present its findings and recommendations for discussion. All determinations regarding the amount or form of executive compensation under Trustmark’s executive compensation program are ultimately approved by the Committee and reflect factors and considerations in addition to the information and advice provided by consultants. The Committee does not delegate its authority to compensation consultants nor to other parties, other than to the CEO, who may grant a limited number of equity awards for the purpose of retention and hiring of mid- to senior-level executives, as necessary.
     Allocation Among Components. Although the Committee does not seek a specific allocation among the various compensation components, the approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total compensation) for 2009 were as follows for the NEOs:

Name	Base Salary %	Cash Bonus %	Equity Award %

Richard G. Hickson	29%	11%	60%
Louis E. Greer	48%	22%	30%
Gerard R. Host	40%	13%	47%
Breck W. Tyler	32%	43%	25%
Duane A. Dewey	49%	26%	25%
     In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management (the levels of management having the greatest ability to influence Trustmark’s performance) should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. In making these decisions, the Committee relies in part upon the comparative data provided by the compensation consultant and Trustmark’s human resources personnel, and in part on the recommendations of the CEO. Historically, Trustmark has provided that for the senior-most levels of management, both cash incentive payments and the majority of equity-based awards should be determined by performance achievement. However, the TARP Standards’ prohibition on bonus payment or accrual applied during the period June 15, 2009, through December 9, 2009, to Trustmark’s five most highly compensated employees, whether or not they were also NEOs, and accordingly, impacted the compensation of Messrs. Hickson, Host, and Tyler for 2009. As a result of the application of the TARP Standards, the Committee allocated certain compensation elements differently during the TARP Period in order to comply with the TARP Standards and, to the extent not inconsistent with the TARP Standards, still fulfill Trustmark’s executive compensation philosophy and goals.
     Because Mr. Hickson was one of Trustmark’s five most highly compensated employees for 2009, the TARP Standards prohibited Trustmark from accruing any amounts under the management incentive program for Mr. Hickson from June 15, 2009, through December 9, 2009. Mr. Hickson’s 2009 equity-based award was not limited by the TARP Standards because it was granted pursuant to a written employment agreement in place as of February 11, 2009.
     Because Mr. Host was one of Trustmark’s five most highly compensated employees for 2009, the TARP Standards prohibited Trustmark from accruing any amounts under the management incentive program for Mr. Host from June 15, 2009, through December 9, 2009, and Mr. Host was only granted a portion of his equity-based award originally approved in January 2009 due to the limitations of the TARP Standards.
     The compensation package of Mr. Tyler differs from other NEOs. In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler has historically received a quarterly production incentive based on the mortgage department’s production, which typically accounts for approximately 40% of his total compensation in a year. Mr. Tyler’s “cash bonus” shown above reflects both his bonus under the management incentive plan and the quarterly production incentives earned in 2009. Because Mr. Tyler was one of Trustmark’s five most highly compensated employees for 2009, the TARP Standards prohibited Trustmark from paying the portion of his quarterly incentive for the second quarter of 2009 that had accrued prior to June 15, 2009, until after the TARP Period ended. In addition, the TARP Standards prohibited Trustmark from accruing any amounts under the quarterly incentive program or under the management incentive program for Mr. Tyler from June 15, 2009, through December 9, 2009.
     Base Salaries. Base salary constitutes the foundation of each NEO’s total compensation package and is the only guaranteed cash payment an executive receives. Trustmark’s goal is to provide its executive management with a level of assured cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability.
     The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available. In establishing the CEO’s base salary, the Committee generally considers the compensation consultant’s analysis of salaries paid to CEOs within Trustmark’s peer group and the broader financial services industry and recommendations for the CEO’s compensation, as well as the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. Due to a 2007 decision, based on management’s commitment to achievement of financial objectives and controlling non-interest expenses, to move 30 senior management associates, including all of the NEOs, to an 18-month base salary increase cycle, the Committee had previously determined that the CEO would not receive a base salary increase until March 2009. In looking toward the March 2009 merit increase date, the Committee had an analysis presented by Mercer in December 2008 noting that the 2008 combined base salary for the CEO and COO was at the median (100%) of the blended market data. This level was a decline from the previous year’s study indicating base salaries slightly above the median (107%). In addition, the analysis indicated that annual bonuses and long-term incentives were slightly less competitive than base salaries, according to the blended market data. Because management was making a recommendation to further delay the salary increases for the 30 senior management associates, including the other NEOs, Mr. Hickson requested that he not receive an increase to his salary during 2009. As a result, the Committee approved no salary increase for Mr. Hickson in 2009.
     In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the comparative blended market data provided by the compensation consultant for similar positions and a general understanding of executive compensation in the financial services industry. In evaluating performance for the other NEOs for the Committee, the CEO uses the same metrics normally used for determining annual incentive plan awards (corporate drivers, strategic drivers and, for NEOs in a particular business unit, line of business goals). The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each officer’s overall span of responsibility and control. For 2009, based on management’s recommendation as part of ongoing expense management, the Committee determined the other NEOs, with the exception of the CFO, would not receive a base salary increase at the planned March 2009 interval, thereby extending the base salary increase cycle beyond the originally planned 18 months. The CEO did recommend a 16.28% increase in 2009 base salary for the CFO, which was approved effective March 1, 2009, as part of a continuing move to bring his salary to a more competitive level within the blended market data, as highlighted by a recommendation from Mercer after a review of benchmark data presented in December 2007.
     The base salaries for 2008 and those approved for 2009, as of March 1, 2009, were as follows:

	2009	2008
	Base Salaries	Base Salaries	% Change
Name	($)	($)	(%)

Richard G. Hickson	$726,716	$726,716	---
Louis E. Greer	$250,000	$215,000	16.28%
Gerard R. Host	$371,315	$371,315	---
Breck W. Tyler	$164,800	$164,800	---
Duane A. Dewey	$300,000	$300,000	---
     Later in 2009, based on the analysis and comparative information provided by Mercer and the recommendation of the CEO, at its December meeting, the Bank Board approved the recommendation of the Committee to increase the base salaries of Messrs. Host and Tyler. The salary increases were effective as of October 1, 2009 and were as follows:

New
Base Salaries
Name	($)

Gerard R. Host	$450,000
Breck W. Tyler	$285,000
     The salary increase for Mr. Host represents an increase of approximately 21% over his prior base salary, and the salary increase for Mr. Tyler represents an increase of approximately 73% over his prior base salary. The Committee recommended that Mr. Host’s base salary be increased in order to better align his salary with the blended market data of chief operating officers of other financial services companies. While the increased base salary is above the median of the blended market data for this position, the Committee determined such an increase was appropriate in light of Mr. Host’s long and experienced career. The Committee recommended that Mr. Tyler’s base salary be increased to a level that would be more in line with the blended market data and would be a first step in changing his overall compensation structure to maximize his executive role. In the past, Mr. Tyler’s compensation package has differed from that of the other NEOs in that a significantly higher proportion of Mr. Tyler’s total compensation has consisted of a cash bonus as a result of quarterly production incentives based on the mortgage department’s production. In aligning Mr. Tyler’s compensation more closely with that of other members of executive management, the Committee considered whether to also reconfigure his bonus and incentive compensation to emphasize corporate results and line of business results, but determined not to make a change at that time.
     In preparing the 2010 salary budget, in light of the fact that the NEOs had not received merit increases since October 2007, the CEO recommended and the Committee approved that the NEOs receive base salary increases effective March 2010. Likewise, the Committee recommended and the Board approved a base salary increase for the CEO effective March 2010.

     Annual Cash Bonuses. The Committee’s typical practice is to award cash bonuses based upon the achievement of performance objectives in accordance with an annual management incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance. Cash bonuses are designed to reward performance that results in the achievement of Trustmark’s corporate goals and objectives, as well as the achievement of business unit goals and objectives. Performance determines whether or not an executive will receive an annual cash bonus. During 2009, limitations of the TARP Standards prohibited Trustmark from paying or accruing bonus amounts for Trustmark’s five most highly compensated employees for 2009.
     Key features of the annual management incentive plan include:
•	a primary emphasis on corporate performance, as measured by earnings per common share (EPS), return on average tangible common equity (ROATCE) and net income available to common shareholders, each as adjusted by the Committee,

•	a quantitative assessment of strategic achievements in areas of management including operating efficiency, revenue growth, credit quality and net income for the company and/or for lines of business, where applicable, and

•	a structured, objective approach to determine cash bonuses.
     At the beginning of each year, the CEO recommends to the Committee overall incentive target payout levels for the cash bonuses for the NEOs under the annual management incentive plan, stated as a percentage of base salary, using performance goals from Trustmark’s profit plan, such as EPS, ROATCE, net income available to common shareholders (NI) and the efficiency ratio, each as may be adjusted by the Committee. For this purpose, the performance goals may be adjusted to exclude the effects of events that the Committee believes are outside the influence or control of the NEOs. The Committee identifies categories of excluded items on an annual basis in connection with its review and recommendation of cash bonus target levels. The Committee may, however, make further adjustments to the performance goals during or after the year if the Committee determines in its discretion that such additional adjustments are appropriate to exclude the effect of events that the Committee believes are outside of management’s control.
     For 2009, the Committee approved the following adjustments to the performance goals under the management incentive plan:
•	the impact of the FDIC special assessment of $4.3 million ($2.7 million after tax) assessed in the second quarter of 2009 was excluded from EPS, ROATCE, NI and the efficiency ratio, because the Committee determined that the assessment was outside management’s control and

•	the impact of a $3.7 million gain on sales of investment securities, net of tax, was excluded from NI because Trustmark did not consider such gain (or loss) in developing its 2009 profit plan.
     The Committee also reviews market compensation data prepared by the compensation consultant and human resources personnel to ensure that proposed target levels provide an appropriate opportunity to earn bonuses and are competitive with Trustmark’s peer institutions. The Committee then recommends these target levels for approval by the Board. In accordance with the management incentive plan, the Committee may exercise its discretion to increase or decrease the amount of an award earned under the plan or adjust the threshold payout level and minimum performance goals when the minimum performance goals are not achieved.
     In accordance with the terms of his employment agreement, the CEO’s overall target bonus payout level for 2009 was 70% of base salary, with a potential maximum of 100% of base salary. The COO’s overall target bonus payout level for 2009 was established at 60% of base salary, with a potential maximum of 90% of base salary. For the other NEOs the overall target bonus payout levels for 2009 were established at 45% for Mr. Dewey, 40% for Mr. Greer, and 25% for Mr. Tyler. The potential maximum for these NEOs was 67.5%, 60%, and 37.5%, respectively. The 2009 overall target bonus payout for the CFO represented an increase of 5% over the 2008 level of 35% as part of a continuing move to bring his compensation to a more competitive level, based on a recommendation from Mercer that the CFO’s total cash compensation (base salary and annual incentive) level was significantly below the median.
     For 2009, overall incentive targets for NEOs were allocated between varying measured weightings with respect to corporate performance goals, strategic operational drivers and, for NEOs working in specific business units, business unit goals. For 2009 targets, the Committee decided to retain the approach used in 2008, retaining the CEO and the COO target levels weighted 75% on corporate performance (measuring actual results for adjusted EPS and adjusted ROATCE compared to Trustmark’s profit plan performance targets) and 25% on actual results for specific corporate strategic operational drivers such as operating efficiency, revenue growth, credit quality and adjusted NI compared to Trustmark’s profit plan. For 2009, the weightings for Mr. Dewey were revised to increase the weighting of corporate performance by 10% in order to provide an equal 50/50 weighting between corporate performance and line of business performance, placing enhanced emphasis on his executive role. Similarly, the weightings for Mr. Tyler were revised to increase the emphasis on corporate performance goals from 30% to 40% and to decrease from 70% to 60% the weightings on specific business unit net income. This change begins a movement toward greater emphasis on his executive role as well. For the CFO, who does not work in a specific business unit, his increased overall target bonus payout level was still weighted 65% on corporate performance goals and 35% on strategic operational drivers, the same allocation as in 2008.
     The various performance goals are set to equate to Trustmark’s actual profit plan for the year for those same measures. In preparing the 2009 management incentive plan’s threshold and maximum performance levels for bonus payouts and bonus payout levels for approval by the Committee and the Board, management recommended that the same performance and payout levels for various corporate and strategic operational drivers be used as were used in determining the 2008 bonus payments. Accordingly, for the 2009 bonus matrix, the Committee recommended and the Board approved threshold performance levels for adjusted EPS, adjusted ROATCE, non-interest income, net interest income and adjusted NI of 85% of the performance measure target and maximum performance levels of 115% of the performance measure target, threshold performance levels for efficiency ratio of 107.5% of the performance measure target and maximum performance level of 92.5% of the performance measure target. The Committee felt that these performance goals provide the motivation to ensure consistent activity that will achieve results as close as possible to target, even if target results appear more difficult to obtain within the current economic environment. Depending on performance achievement against the stated goals, the payout percentage, if any, for 2009 could range from a level of 70% (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 150% (for maximum performance achievement). The objective was to set bonus performance goals such that the payouts under the management incentive plan at the target levels or slightly above are achievable, but challenging.
     A five-year historic perspective for the NEOs indicates that the annual bonus performance targets are attainable, yet consistently challenging, in that individual payout results for the NEOs have fallen below the target level for approximately 60% of payout opportunities and above the target level for approximately 40% of payout opportunities, excluding reductions made as required by the TARP Standards for 2009.
     In January 2010, the Committee reviewed Trustmark’s performance in 2009 compared to the performance goals established by the Committee and approved by the Board under the management incentive plan for 2009 for corporate performance, corporate strategic, operational drivers, as applicable, and line of business performance, as applicable. The following table shows the relevant performance goals established for 2009 and the extent to which such goals were achieved:

	2009 Profit Plan
	Targets as	2009 Results as
	Approved by	Approved by	% of Profit
Performance Goals Measures	the Committee	the Committee	Plan Achieved

($ in millions except per share data)

Corporate (all NEOs):
EPS (1)	$1.25	$1.31	116%
ROATCE (1)	11.05%	11.17%	104%

Corporate Strategic/Operational Drivers
(Hickson, Host and Greer only):
Efficiency Ratio (1)	59.99%	57.70%	125%
Revenue Growth:
Net interest income	$321.20	$354.21	134%
Non-interest income	$159.30	$162.78	107%
Credit Quality:
Net Charge-Offs	$50.00	$68.37	78%
Nonperforming Assets	$192.00	$231.26	0%
Net Income (1)(2)	$71.75	$72.37	103%

Line of Business Goals:
Net Income – Corporate Banking (Dewey only)	$13.07	$14.03	124%
Net Income – Mortgage Services (Tyler only)	$10.34	$21.24	150%

(1)	For purposes of the 2009 performance goals, the Committee excluded from EPS, ROATCE, NI and the efficiency ratio the impact of the FDIC special assessment of $4.3 million ($2.7 million after tax) assessed in the second quarter of 2009, because it determined that the assessment was outside management’s control.

(2)	For purposes of the 2009 performance goals, the Committee excluded from NI the impact of a $3.7 million gain on sales of investment securities, net of tax, because Trustmark did not consider such gain (or loss) in developing its 2009 profit plan.
     After applying the relevant weighting to the achievement of the applicable performance goals for each NEO, in January 2010, the Committee approved the bonus payout for the CEO, which was then approved by the Board in January 2010, and in February 2010 the Committee approved the bonus payouts for the other NEOs, which were then approved by the Bank Board in March 2010.
     Because Messrs. Hickson, Host and Tyler were among Trustmark’s five most highly compensated employees for 2009, they were each subject to the general prohibition on payment or accrual of bonus amounts set forth in the TARP Standards. Accordingly, the TARP Standards prohibited Trustmark from accruing any cash bonus amounts under the management incentive program for Messrs. Hickson, Host and Tyler during the June 15, 2009, through December 9, 2009, period. As a result, the cash bonuses paid to Messrs. Hickson, Host and Tyler for 2009 performance represent accrual of the bonus awards only for the period from January 1, 2009, through June 14, 2009, and from December 10, 2009, through December 31, 2009.
      In March 2010, Trustmark paid the following cash bonuses for 2009 performance under the management incentive plan, which amounts reflect the reduction for Messrs. Hickson, Host and Tyler pursuant to the general prohibition on bonus payment and accrual in the TARP Standards during part of 2009:

	2009 Calculated		Portion of 2009		2009 Cash Bonus
	Performance	2009 Calculated	Cash Bonus Disallowed	2009 Cash	Paid as % of
	Level Achieved	Annual Cash Bonus	for TARP Period	Bonus Paid	Base Salary
Name	(%)	($)(1)	($)	($)	(%)(1)

Richard G. Hickson (2)	108%	$549,171	($267,815)	$281,356	38.72%
Louis E. Greer	109%	$109,036	---	$109,036	43.61%
Gerard R. Host (2)	108%	$240,513	($117,291)	$123,222	33.19%
Breck W. Tyler (2)	134%	$55,364	($ 27,000)	$28,364	17.21%
Duane A. Dewey	118%	$158,917	---	$158,917	52.97%

(1)	Calculated using base salary as of March 1, 2009.

(2)	Because Messrs. Hickson, Host and Tyler were among Trustmark’s five most highly compensated employees for 2009, the “2009 Cash Bonus Paid” amounts for them represent accrual of the bonus award only for the period from January 1, 2009, through June 14, 2009, and from December 10, 2009, through December 31, 2009, in accordance with the TARP Standards.
     In addition to cash bonus awards under the management incentive plan, Mr. Tyler also receives a quarterly production incentive based on the mortgage department’s production. Mr. Tyler’s production incentive is calculated on a formula that is based on a percentage of total mortgage production above a threshold production level. The specific targets are not publicly disclosed for competitive reasons. Because Mr. Tyler was one of Trustmark’s five most highly compensated employees for 2009, the TARP Standards prohibited Trustmark from paying the portion of his quarterly incentive for the second quarter of 2009 that had accrued prior to June 15, 2009, until the end of the TARP Period and prohibited Trustmark from accruing any amounts under the quarterly incentive program for Mr. Tyler from June 15, 2009, through December 9, 2009.
     These 2009 cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2009 in the Summary Compensation Table on page 30.
     Equity-Based Compensation. Trustmark strongly believes that equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package, but, as explained below, during 2009 equity-based awards were subject to the limitations of the TARP Standards with respect to paying or accruing bonus amounts for Trustmark’s five most highly compensated employees. Equity-based awards and the related performance goals for NEOs under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Incentive Plan) are recommended by the Committee and approved by the Board generally at its first meeting of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental. For 2009, the awards were originally approved by the Board on January 27, 2009, but the ARRA was enacted before the awards for the NEOs were formally documented and executed, raising significant questions regarding Trustmark’s ability to grant the restricted stock and restricted stock units to the NEOs. As a result of this uncertainty, the Committee determined to take a conservative approach and did not grant final approval of the awards until March 31, 2009, at which time the Committee awarded a reduced number of performance-based awards and no time-based awards. In the case of the CEO, his award was required by his employment agreement, which was in place prior to February 11, 2009, and, therefore, was allowed under the TARP Standards.
     The 2005 Incentive Plan:
•	authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,

•	provides for the ability to base an individual’s performance goals on specified corporate and business unit criteria, and

•	the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.

     Since 2005, in recognition of the trend among financial institutions toward performance-based equity compensation, to provide a stronger correlation between performance and incentive-based compensation without increasing Trustmark’s costs, and based on information provided by the compensation consultant, Trustmark’s primary form of equity compensation is restricted stock awards. In 2006 and 2007, Trustmark granted to NEOs only performance-based restricted stock under its equity-based compensation plan. In 2008, based on research provided by Mercer, only one company in Trustmark’s peer group awarded only performance-based restricted stock, and more than 75% of the companies used multiple types of awards in their stock and incentive compensation plans. Mercer suggested to the Committee that the use of multiple types of awards, such as the addition of time-based restricted stock, would more closely align the program with Trustmark’s peers and could better accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. Mercer provided a model illustrating restricted stock grants with 67% being performance-based and 33% being time-based.
     For 2009, as in 2008, the Committee recommended using multiple types of awards by adopting the model presented with 67% of the award to be performance-based and 33% of the award to be time-based, and recommended the combined award value to be the same as the total 2007 award. For the performance-based restricted stock awards to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The executive must also remain employed by Trustmark through the end of the performance period for restricted stock to vest fully. The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards. The Committee believes that performance-based restricted stock and RSU grants provide an effective means of delivering incentive compensation, a stable reward for achievement of long-term objectives and an effective means of executive retention. The Committee also believes that partial use of time-based restricted stock grants, which vest in three years, provides a balanced retention element against the negative impact of economic issues outside the control of management. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. For 2009, Trustmark initially approved a grant to the NEOs, other than the CEO, of the same combination of performance-based and time-based restricted shares at a value equivalent to the 2008 grant.
     For the performance-based restricted stock awards granted in 2009, performance goals for all of the NEOs were the same as for 2008. The awards vest based on the achievement of target percentages related to ROATCE (50%), with vesting up to and including 100%, and total shareholder return (TSR) (50%), with vesting up to and including 100%, compared to Trustmark’s 23-institution peer group. For ROATCE, the threshold performance level is reached at the 30th percentile compared to the peer group, with 100% vesting occurring at the 75th percentile. For TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 100% vesting occurring at the 75th percentile. The performance period began January 1, 2009, and continues through December 31, 2011, with the exception of Mr. Hickson’s, which ends on December 31, 2010. If a greater than 100% vesting level with respect to the ROATCE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, an additional award of time-based restricted stock (excess shares) will be issued. The number of excess shares issued will equal the number of shares awarded initially to that executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2012 and will vest on December 31, 2014, if the executive remains employed through such date, with the exception of Mr. Hickson, whose excess shares will be issued during the first 2 1/2 months of 2011 and will vest on May 10, 2011.
     In the event of an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control, partial time-weighted performance vesting occurs based on ROATCE and TSR through the end of the calendar quarter prior to such event. Accelerated vesting of excess shares may also occur upon the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest. No interest is paid on the accumulated dividends.
     Because they were among Trustmark’s five most highly compensated employees for 2009, Messrs. Hickson, Host and Tyler were subject to the general prohibition on payment or accrual of bonus amounts set forth in the TARP Standards during 2009. Accordingly, the TARP Standards prohibited Trustmark from paying or accruing any awards to these executives under the 2005 Incentive Plan from June 15, 2009, through December 9, 2009, unless the awards constituted TARP-compliant long-term restricted stock or RSUs as defined in the TARP Standards or qualified for another exception to the general bonus prohibition. Under the TARP Standards, equity-based awards may be made to the five most highly compensated employees even during the bonus prohibition period if the awards are made in shares of long-term restricted stock or RSUs, the value of the restricted stock or RSUs does not exceed one-third of the associate’s total annual compensation for the year in which the award is granted, the restricted stock or RSUs generally do not become transferable except in accordance with a schedule based on Trustmark’s repayment of the TARP financial assistance, and the associate is required to forfeit the restricted stock if he does not provide services for at least two years following the date of grant, with exceptions for the associate’s death, disability or certain change in control events. In addition, all of the NEOs and Trustmark’s next five most highly compensated employees (other than the NEOs) were subject to the prohibition on “golden parachute” payments set forth in the TARP Standards during 2009. The TARP Standards prohibit any payment upon departure from Trustmark or upon a change in control of Trustmark, other than compensation earned for services rendered or accrued benefits, and also prohibit accelerated vesting due to a departure or a change in control with respect to the NEOs and Trustmark’s next five most highly compensated employees (other than the NEOs) during the TARP Period. Accordingly, for most awards granted to the NEOs during 2009, the terms of the restricted stock granted under the 2005 Incentive Plan were revised to comply with the TARP Standards. The CEO’s 2009 equity-based award was not required to be paid in TARP-compliant long-term restricted stock or RSUs because the award was required by his employment agreement, which was in place prior to February 11, 2009, and therefore satisfied the requirements for the exception to the general bonus prohibition under the TARP Standards.
     In connection with the execution of a new employment agreement extending the CEO’s employment until the 2011 Annual Meeting of Shareholders (currently scheduled for May 10, 2011), the Board determined that the 2009 equity-based compensation grant to the CEO would be the final one in his current role. In lieu of receiving a long-term incentive compensation award in 2010 or 2011, the CEO’s employment agreement provides for his 2009 equity-based compensation award to be twice the amount of a normal award, with one-half of the award being performance-based and one-half being time-based. The time-based portion of the award was granted as time-based restricted stock. The performance-based portion of the award was granted partly as performance-based restricted stock and partly as performance-based RSUs, because granting the entire performance-based portion of the award as restricted stock would have exceeded the annual award limit under the 2005 Incentive Plan. The RSUs were granted outside of the 2005 Incentive Plan, may be settled only in cash and follow the same requirements, vesting (including the possibility of being issued excess units for performance vesting in excess of 100% of target) and value as a share of the performance-based restricted stock awarded as part of the total award to the CEO. Both performance award types allow for a full two-year performance period, a benefit of combining the 2009 and 2010 grants into one. Due to the CEO’s expected retirement in May 2011, these awards were based on a two-year performance period (2009 and 2010) as opposed to three years for the other NEOs and require the CEO to continue to be employed only through his retirement in May 2011.
     Throughout 2009, the Committee made additional changes to Trustmark’s equity-based compensation awards for 2009 to comply with the TARP Standards. It was determined that the CEO’s 2009 equity-based compensation award was not prohibited by the TARP bonus prohibition because the CEO’s written employment agreement, which was in place as of February 11, 2009, committed Trustmark to the equity award to be made in 2009 and thus satisfied the requirements for the exception to the general bonus prohibition. As discussed above, after the Committee approved the restricted stock awards for the NEOs (other than the CEO) on January 27, 2009, the enactment of the ARRA resulted in uncertainty regarding whether Trustmark could issue the awards that had been approved. Taking a conservative approach, the Committee delayed final approval of the awards to a later time to allow additional guidance from the Treasury. However, with no indication from the Treasury when such additional guidance would be available, the Committee decided to review the matter at its meeting on March 31, 2009.
     At the meeting on March 31, 2009, counsel reviewed for the Committee a summary of the TARP Standards’ impact on executive compensation at that time, which included a provision prohibiting executives who did not qualify for the exception to the general bonus prohibition from receiving restricted stock awards valued at more than one-third of their total compensation. Working within this limitation, the Committee allocated a portion of available shares of restricted stock to provide restricted stock awards in lieu of the 2008 cash bonus awards earned by the NEOs (other than the CEO). The Committee postponed the issuance of the time-based awards originally approved in January 2009 and approved the use of the remaining available shares to issue a portion of the 2009 performance-based restricted stock awards, subject to the one-third limitation noted above. As a result, a reduced number of the shares originally approved by the Board on January 27, 2009, was granted on March 31, 2009, to the NEOs (other than the CEO).
     After the publication of Treasury’s interim final rules effective on June 15, 2009, the Committee determined that the restricted stock issued in lieu of cash for the 2008 bonuses was not subject to the one-third limitation. Therefore, at a meeting on October 14, 2009, the Committee approved the issuance of the balance of the shares originally approved in January 2009 to fulfill the long-term incentive compensation awards. The Board approved this recommendation at its October 27, 2009, meeting. For Messrs. Tyler, Dewey and Greer, the grants for the balance of the full number of performance-based and time-based shares were made in shares of TARP-compliant long-term restricted stock and were evidenced by a new form of restricted stock agreement containing the relevant restrictions of the TARP Standards. Although Messrs. Dewey and Greer were not among Trustmark’s five most highly compensated employees for 2009 and thus were not limited to receiving TARP-compliant long-term restricted stock, the Committee determined to award them TARP-compliant long-term restricted stock both to ensure compliance with the TARP Standards in case either one became one of Trustmark’s five most highly compensated employees during the TARP Period and to treat all NEOs alike. The only NEO who did not receive the full number of shares originally approved in January 2009 was Mr. Host, because the originally approved award amounted to more than one-third of his total 2009 compensation. After giving effect to the applicable limitations imposed on him by the TARP Standards, Mr. Host was issued 4,805 performance-based shares and 2,902 time-based shares on October 27, 2009, resulting in a shortfall of 5,162 performance-based shares and 2,543 time-based shares, a combined 7,705 shares, from the original award approved in January 2009.
     After Trustmark redeemed the preferred stock on December 9, 2009, the Committee approved at its meeting on December 16, 2009, the issuance of a portion of the January 2009 approved but previously unissued 7,705 shares to Mr. Host. However, the TARP Standards prohibited Mr. Host from accruing restricted stock from June 15, 2009 through December 9, 2009, so the December 16, 2009, award was subject to a reduction to reflect the accrual prohibition for the required non-accrual period. After applying the appropriate reduction, Mr. Host was issued 4,301 performance-based shares and 2,119 time-based shares with a December 16, 2009, grant date. The total number of shares originally approved for Mr. Host in January 2009 that were ultimately disallowed due to the application of the TARP Standards was 1,285.
     The following table reflects the grant date fair values of the 2009 performance-based restricted stock awards and any potential excess shares (and RSUs and any potential excess units, in the case of the CEO’s awards) to the NEOs:

	Value of
	Performance-Based	Value of Excess
	Shares or RSUs	Shares or Units
Name	($)	($)(1)

Richard G. Hickson	$562,269	$415,655
Louis E. Greer	$68,147	$51,532
Gerard R. Host	$202,422	$161,717
Breck W. Tyler	$68,740	$52,716
Duane A. Dewey	$68,421	$52,079

(1)	Reflects the attainment of maximum excess shares, and, in the case of Mr. Hickson, excess units; however, these awards will only be issued if, and only to the extent, the performance shares’ or RSUs’ aggregate ROATCE and TSR vesting percentage exceeds 100%.
     The following table reflects the grant date fair values of the 2009 time-based restricted stock awards to the NEOs:

Value of
Time-Based Shares
Name	($)

Richard G. Hickson	$558,868
Louis E. Greer	$33,904
Gerard R. Host	$99,195
Breck W. Tyler	$33,904
Duane A. Dewey	$33,904
     Except for the CEO (as explained above), these time-based awards vest 100% at January 27, 2012, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, subject to compliance with the TARP Standards’ prohibition on accelerated vesting. Dividends on any time-based restricted stock are accumulated and will be paid only when and to the extend the shares to which they relate vest.
     Severance Benefits. Trustmark believes that companies should provide reasonable severance benefits to associates. With respect to Messrs. Hickson and Host, these severance benefits, as discussed under “Employment Agreements,” should also reflect the fact that it may be difficult for senior executives to find comparable employment within a short period of time. The Committee believes that Trustmark should separate itself from the former associate as soon as practicable. Therefore, whenever possible, the Committee prefers to pay a lump-sum severance payment rather than to provide salary continuation payments. During the TARP Period, the severance benefits of Messrs. Hickson and Host were subject to the golden parachute prohibition of the TARP Standards, which prohibited Trustmark from making any payments to the NEOs and Trustmark’s next five most highly compensated employees for departure from Trustmark, other than compensation earned for services rendered or accrued benefits.
     Trustmark Capital Accumulation Plan. Trustmark maintains a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that until May 15, 2009, covered substantially all associates, including the NEOs, employed prior to January 1, 2007. Retirement benefits under the plan are based on the length of credited service and final average compensation, as defined in the plan, and vest upon three years of service. Effective January 1, 2007, the annual benefit accrual rate for each future year of service was reduced by 50%. In an effort to control expenses, benefit accrual under the plan was frozen as of May 15, 2009, for all associates other than certain grandfathered participants, none of whom were NEOs. This freeze affected all NEOs for 2009. Individual pensions under the plan will not increase, except for interest and life expectancy changes as required by IRS regulations (and except for certain grandfathered participants, none of whom are NEOs) after the effective date of the freeze. No associates will lose their previously earned pension benefits. The plan is described in more detail under “Trustmark Capital Accumulation Plan” on page 37.
     Executive Deferral Plan. Because of the compensation limits for tax qualified retirement plans, Trustmark also maintains a defined benefit supplemental retirement plan that provides additional retirement benefits to executives. The Executive Deferral Plan enables the executives, including the NEOs, to receive retirement benefits equal to 50% of their covered salaries. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The supplemental retirement plan is described in more detail under “Executive Deferral Plan” on page 37. During the TARP Period, certain benefits under the plan were subject to the golden parachute prohibition of the TARP Standards with respect to NEOs and Trustmark’s next five most highly compensated employees.
     Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional salary deferral opportunities for executives who may be impacted by the compensation and contribution limits that restrict participation in the 401(k) plan. The plan permits the executives to defer on a pre-tax basis up to 90% of annual base salary and/or annual cash bonus. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The deferred compensation plan is described in more detail under “Non-Qualified Deferred Compensation for 2009” on page 38.
     Employment Agreements. Executive management has contributed significantly to the success of Trustmark, and the Committee believes that it is important to protect them in the event of a change in control. Further, the Committee believes that the interests of shareholders will be best served if aligned with the interests of executive management, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Messrs. Hickson and Host have change in control provisions in their employment agreements with Trustmark. During the TARP Period, these change in control provisions were subject to golden parachute prohibition of the TARP Standards, which prohibited Trustmark from making any payments to the NEOs and Trustmark’s next five most highly compensated employees for departure from Trustmark or upon a change in control, other than compensation earned for services rendered or accrued benefits, and prohibited accelerated vesting due to a departure or a change in control. Relative to the overall value of Trustmark, the cost of these potential change in control benefits is relatively minor. The cash components of the change in control benefits are paid in a lump-sum or over regular pay periods depending on the circumstances and relate to the executive’s base salary immediately prior to termination plus the highest annual bonus amount earned in any of the three years preceding the year of the change in control for Mr. Hickson and in any of the two years preceding the year of the change in control for Mr. Host. In addition, if a change in control were to have occurred on or before December 31, 2009, Mr. Hickson would have been entitled to have his home purchased by Trustmark under certain circumstances if he had been unable to sell his home after termination following the change in control. The employment agreements entered into with Messrs. Hickson and Host are described under “Employment Agreements” on page 40, and the amounts which would have been payable assuming a termination event at December 31, 2009, are shown in the Potential Payments Upon Termination or Change in Control table on page 39.
     Trustmark’s change in control benefits are generally “double trigger,” which means that the benefits under them are payable only if the executive’s employment is terminated other than for cause, death, disability or if the executive resigns for good reason within three years after a change in control for Mr. Hickson and only if the executive’s employment is terminated other than for cause, death, disability or retirement or if the executive resigns for good reason and within two years for Mr. Host. In the event of a covered termination following a change in control, health and other insurance benefits continue for one year, and all unvested stock options immediately vest upon a change in control. In addition, the executive would be entitled to receive any benefits that he otherwise would have been entitled to receive under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits are generally not increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances). Trustmark believes that these levels of benefits are consistent with the general practice among its peers, as confirmed by a study conducted for the Committee by Mercer in the fourth quarter of 2007. If Mr. Hickson or Mr. Host had terminated employment or a change in control had occurred during the TARP Period, any enhancement to the benefits provided through the additional years of service special crediting provision under the Executive Deferral Plan would have been subject to the golden parachute prohibition of the TARP Standards.
     As part of Trustmark’s CEO succession planning, the Committee also engaged Mercer in the second quarter of 2008 to assist with its desire to extend the employment contract of the CEO beyond the original contract date of December 31, 2009, and Mercer presented a study at the Committee meeting on June 18, 2008, based on parameters set forth by the Committee. The Committee approved and recommended a new employment agreement for the CEO at its September 19, 2008, meeting, which was approved by the Board at its October 28, 2008, meeting. On November 20, 2008, Trustmark entered into an amended and restated Employment Agreement (Agreement) with Mr. Hickson. Under Mr. Hickson’s prior employment agreement, entered into as of October 23, 2007, Mr. Hickson’s employment would have automatically terminated on December 31, 2009 (the last business day of the calendar year in which he reached age 65). Trustmark amended and restated Mr. Hickson’s employment agreement to extend this date to the date of Trustmark’s annual shareholder meeting in 2011 (which is currently scheduled for May 10, 2011), as part of its provision for an orderly executive management transition and to establish a definitive date by which Mr. Hickson’s successor would be expected to assume his or her position. The Agreement provides for Mr. Hickson to continue serving as Chairman, President and CEO of Trustmark and as Chairman and CEO of the Bank through December 31, 2010. After December 31, 2010, the Agreement provides that Mr. Hickson will serve as an employee-Chairman of both Trustmark and the Bank until the expiration of the Agreement. Further details are described under “Employment Agreements” on page 40.
     The Committee has determined that a gross-up payment to make an executive whole for any golden parachute excise tax is not currently appropriate. The Committee also believes that an executive should receive the entire change in control benefits which he or she expects; thus, it does not believe that an executive’s change in control benefits should be reduced to avoid the golden parachute excise tax, or to avoid non-deductibility of excess parachute payments by Trustmark, unless a reduction will cause the executive to receive more after-tax compensation than without a reduction. In addition to the prohibition on golden parachute payments, during the TARP Period Trustmark was also prohibited from providing formal or informal tax gross-ups or other reimbursements for the payment of taxes to the NEOs and Trustmark’s next 20 most highly compensated employees (other than the NEOs).
     As noted earlier, due to Trustmark’s participation in the CPP, Trustmark adopted an omnibus amendment that made certain changes to these agreements for Messrs. Hickson and Host, so that the payments which would have otherwise been made under these agreements during the TARP Period would be limited as necessary to comply with the TARP Standards. These limitations ceased to apply when the TARP Period ended on December 9, 2009.
     Perquisites; Other Compensation. Perquisites received by the CEO and other NEOs are reviewed annually. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2009 table on page 31. In addition to the cash and equity compensation described above, NEOs received the same benefit package available to all salaried associates.
     This package includes:
•	health and dental insurance (portion of costs),

•	basic life insurance,

•	long-term disability insurance,

•	participation in the Trustmark Capital Accumulation Plan (if last hired prior to January 1, 2007), provided that as of May 15, 2009, individual pensions will not accrue additional benefits, except for interest and life expectancy changes as required by IRS regulations, after the effective date, and

•	participation in Trustmark’s 401(k) plan, including a company match.
     Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. Relocation benefits are also reimbursed but are individually negotiated when they occur. The Committee believes these perquisites are minimal in cost and necessary to attract and retain talented executives because many of Trustmark’s competitors offer similar benefits. In addition, the Board has authorized an annual allowance of up to 30 hours of personal use of Trustmark’s airplane for the CEO. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business.
     Deductibility of Compensation. The Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is generally in Trustmark’s best interest, and that of its shareholders, to comply with the requirements of Section 162(m). It is, therefore, the Committee’s general intent that grants of stock options, performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to cause non-deductibility under Section 162(m). The Committee also believes, however, that in certain circumstances factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given the competitive market for outstanding executives, for example, the Committee believes that it is important for it to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible by Trustmark, and reserves the right to do so in the future when appropriate. For that reason, Trustmark’s annual bonus program is currently designed to provide compensation that may not be deductible under Section 162(m) where a NEO’s total compensation, which is not performance-based compensation for Section 162(m) purposes, exceeds $1,000,000 and hence, is subject to the $1,000,000 deduction limit under Section 162(m).
     As a CPP participant, Trustmark agreed not to deduct compensation of more than $500,000 paid to its senior executive officers each year with respect to the TARP Period. This limitation applies to essentially all compensation of the affected executives, including deferred compensation, commission pay and performance-based compensation. Because a portion of fiscal 2009 occurred during the TARP Period for Trustmark, the $500,000 limitation applies to Trustmark on a pro-rata basis for 2009. In addition, certain long-term awards that accrue in part during the TARP Period, and compensation that was earned during the TARP Period, which is paid after 2009 will also be subject to the $500,000 deduction limit on a pro-rata basis.
     When the Board determined to participate in the CPP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of Trustmark’s executive compensation program that could result from the CPP’s $500,000 deduction limitation. As a result, while the Committee is constantly mindful of the Section 162(m) deduction limitation, during 2009 it concluded that the $500,000 deduction limitation would not be a significant factor in its decision-making with respect to the compensation of Trustmark’s executive officers, consistent with its goal of ensuring competitive levels of total compensation consistent with its compensation philosophy. In 2009, the compensation of Mr. Hickson and Mr. Host was not fully deductible by Trustmark under Section 162(m).
     Stock Ownership Guidelines. Trustmark does not have specific established stock ownership guidelines for any of its officers. The Board believes that management’s current ownership of Trustmark stock provides adequate incentives for long-term performance without imposing specific ownership requirements.
     Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. Beginning in 2009, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk officer presented their conclusions and supporting materials to the Committee, which reviewed and approved the information at its meeting on February 22, 2010. The Committee has concluded that several features of Trustmark’s compensation policies and practices, including the overall compensation mix, weighting of performance metrics, use of full value equity-based awards with multiyear vesting periods, and establishment of targets with payouts at multiple levels of performance, maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s business strategy and profit goals. As a result, the Committee has concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark.

Summary Compensation Table for 2009
     The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2009. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards, retirement benefits and other compensation for 2007, 2008 and 2009. Pursuant to new SEC rules, amounts for equity awards reflect the aggregate grant date fair value of equity awards granted to each NEO in the relevant year, including performance-based awards that vest only if the related performance measures are achieved. The equity amounts for 2007 and 2008 have been recomputed using this same methodology in accordance with the new SEC rules, resulting in different total compensation amounts for each of the NEOs in 2007 and 2008 than was reported in prior proxy statements. The retirement benefit dollars reflected below represent the change in the present value of potential future benefits the NEO might receive upon vesting.

							Change in
							Pension Value
							and Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)(4)	($)(5)	($)(6)	($)

Richard G. Hickson	2009	$726,716	---	$1,536,792	---	$281,356	$392,473	$62,086	$2,999,423
Chairman, President and CEO,	2008	$726,716	---	$704,394	---	$381,453	$345,701	$72,904	$2,231,168
Trustmark Corporation;	2007	$710,862	---	$815,676	---	$440,971	$556,375	$73,126	$2,597,010
Chairman and CEO, Trustmark National Bank
Louis E. Greer	2009	$244,167	---	$153,583	---	$109,036	$112,669	$19,110	$638,565
Treasurer and	2008	$211,254	---	$120,746	---	$60,222	$108,776	$17,530	$518,528
Principal Financial Officer,	2007	$185,408	---	$139,830	---	$59,049	$132,431	$17,190	$533,908
Trustmark Corporation; Executive Vice President and Chief Financial Officer, Trustmark National Bank
Gerard R. Host	2009	$390,989	---	$463,334	---	$123,222	$206,189	$22,290	$1,206,024
President and	2008	$371,315	---	$362,261	---	$167,055	$133,977	$20,200	$1,054,808
Chief Operating Officer,	2007	$363,204	---	$419,490	---	$194,976	$107,807	$20,033	$1,105,510
Trustmark National Bank
Breck W. Tyler	2009	$194,851	---	$155,360	---	$260,191	$114,195	$15,390	$739,987
Executive Vice President and	2008	$164,800	---	$120,746	---	$267,262	$80,707	$14,490	$648,005
Mortgage Services Manager,	2007	$161,205	---	$139,830	---	$256,014	$65,555	$13,950	$636,554
Trustmark National Bank
Duane A. Dewey	2009	$300,000	---	$154,404	---	$158,917	$106,409	$21,690	$741,420
Executive Vice President and	2008	$300,000	---	$120,746	---	$102,090	$75,460	$20,583	$618,879
Corporate Banking Manager,	2007	$290,788	---	$139,830	---	$128,839	$59,265	$19,777	$638,499
Trustmark National Bank

(1)	The amounts in this column reflect restricted stock and RSU awards granted to the NEOs during 2007, 2008 and 2009 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718 assuming, in the case of performance-based awards, that the anticipated maximum performance is achieved, and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. Assumptions used in the calculation of these amounts are included in Note 13 to Trustmark’s audited financial statements for the year ended December 31, 2009, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 25, 2010.

(2)	No stock option awards were made during 2007, 2008 or 2009.

(3)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” During 2009, bonuses earned were reduced subject to TARP restrictions and limitations. Reductions for the NEOs were $267,815 for Mr. Hickson, $117,291 for Mr. Host and $27,000 for Mr. Tyler. Non-equity incentive compensation for Mr. Tyler also includes quarterly mortgage department production incentives totaling $231,827, which were reduced from $333,539 due to TARP restrictions and limitations.

(4)	For 2008, annual cash bonuses earned under Trustmark’s management incentive plan were modified, with the exception of Mr. Hickson’s, to be consistent with TARP restrictions and limitations. As a result, in lieu of cash, the bonuses were paid in the form of restricted stock as follows: Mr. Greer – 3,241 shares, Mr. Host – 8,991 shares, Mr. Tyler – 2,801 shares and Mr. Dewey – 5,495 shares. Amounts for these 2008 bonus awards have not been restated because of the original intent of the bonus awards to be paid in cash, and because any different presentation would distort compensation for comparison purposes.

(5)	The amounts in this column reflect the increase in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.

(6)	See the following table for details of all other compensation for 2009.

All Other Compensation for 2009
     The detail of all other compensation for 2009 is included in the following table:

								Company-
								Paid Life
	Airplane	Auto	Moving	Tax Gross-Ups	Club	Earned	401(k)	Insurance
	Allowance	Allowance	Expense	Reimbursements	Dues	Vacation	Match	Premiums	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)	($)	($)

Richard G. Hickson	$38,272	---	---	---	$5,304	---	$14,700	$3,810	$62,086
Louis E. Greer	---	---	---	---	$3,120	---	$14,700	$1,290	$19,110
Gerard R. Host	---	---	---	---	$6,300	---	$14,700	$1,290	$22,290
Breck W. Tyler	---	---	---	---	---	---	$14,700	$690	$15,390
Duane A. Dewey	---	---	---	---	$6,300	---	$14,700	$690	$21,690

(1)	The aggregate incremental cost of Mr. Hickson’s personal use of the corporate airplane is determined on a per flight basis and includes the cost of actual fuel used, the cost of on-board catering, the hourly cost of airplane maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred.
Grants of Plan-Based Awards for 2009
     The following table summarizes certain information with respect to incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2009, under Trustmark’s annual management incentive plan (cash) and 2005 Incentive Plan (restricted stock and RSUs) and reflects the amounts that could be earned or received under such awards:

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	Exercise	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	or Base	Fair Value
			Plan Awards (1)			Plan Awards			Shares of	Securities	Price of	of Stock
									Stock or	Underlying	Option	and Option
	Equity		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Richard G. Hickson			$356,091	$508,701	$726,716	---	---	---	---	---	---	---
	1/27/2009	(3)	---	---	---	1,568	8,959	17,918	---	---	---	$273,088
	1/27/2009	(4)	---	---	---	4,047	23,123	46,246	---	---	---	$704,836
	1/27/2009	(5)	---	---	---	---	---	---	32,082	---	---	$558,868
Louis E. Greer			$70,000	$100,000	$150,000	---	---	---	---	---	---	---
	3/31/2009	(6)	---	---	---	645	3,684	7,368	---	---	---	$119,679
	10/27/2009	(7)	---	---	---	---	---	---	1,815	---	---	$33,904
Gerard R. Host			$155,952	$222,789	$334,184	---	---	---	---	---	---	---
	3/31/2009	(6)	---	---	---	190	1,087	2,174	---	---	---	$35,312
	10/27/2009	(6)	---	---	---	841	4,805	9,610	---	---	---	$160,568
	10/27/2009	(7)	---	---	---	---	---	---	2,902	---	---	$54,209
	12/16/2009	(6)	---	---	---	753	4,301	8,602	---	---	---	$168,259
	12/16/2009	(7)	---	---	---	---	---	---	2,119	---	---	$44,986
Breck W. Tyler			$28,840	$41,200	$61,800	---	---	---	---	---	---	---
	3/31/2009	(6)	---	---	---	310	1,774	3,548	---	---	---	$57,630
	10/27/2009	(6)	---	---	---	334	1,910	3,820	---	---	---	$63,826
	10/27/2009	(7)	---	---	---	---	---	---	1,815	---	---	$33,904
Duane A. Dewey			$94,500	$135,000	$202,500	---	---	---	---	---	---	---
	3/31/2009	(6)	---	---	---	490	2,800	5,600	---	---	---	$90,960
	10/27/2009	(6)	---	---	---	155	884	1,768	---	---	---	$29,540
	10/27/2009	(7)	---	---	---	---	---	---	1,815	---	---	$33,904

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the awards, which was 70% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 150% of the target, except for Mr. Hickson, whose maximum cannot exceed his base salary. All of these amounts are percentages of the individual’s 2009 base salary as of March 1, 2010. The actual amount of the award earned by the CEO was recommended by the Committee and approved by the Board on January 26, 2010. The actual amount of the awards earned by the other NEOs were recommended by the Committee and approved by the Bank Board on March 9, 2010. All amounts were reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 30. As discussed under “Annual Cash Bonuses” on page 20, the bonus amounts for Messrs. Hickson, Host and Tyler for 2009 were adjusted subject to the bonus limitation requirement during the TARP period (see footnote (3) to the Summary Compensation Table for 2009 on page 30).

(2)	The amounts in this column reflect the grant date fair value of the performance-based restricted stock and performance-based restricted stock units, and potential excess shares and excess units that may be awarded in the future, computed in accordance with ASC Topic 718, in each case assuming the anticipated maximum performance is achieved, and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

(3)	Reflects the number of performance-based restricted shares granted to Mr. Hickson on January 27, 2009. The awards vest based on the achievement of target percentages related to ROATCE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the 2009 peer group. The performance period began January 1, 2009, and continues through December 31, 2010. In the event of Mr. Hickson’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATCE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATCE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) will be issued to Mr. Hickson if he remains employed through May 10, 2011. The number of excess shares issued will equal the number of shares awarded initially to Mr. Hickson multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2011 and will vest on May 10, 2011, if Mr. Hickson remains employed through such date. Accelerated vesting of these excess shares may also occur based on Mr. Hickson’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Dividends on any performance-based restricted shares, as well as any excess shares issued, are accumulated and will be paid only when and to the extent the shares vest.

(4)	Reflects the number of performance-based restricted stock units granted to Mr. Hickson on January 27, 2009, with each unit having the value of one share. The award vests based on the achievement of target percentages related to ROATCE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the same peer group as used for the performance-based restricted stock awards discussed in footnote (3) to the Outstanding Equity Awards at 2009 Fiscal Year-End (Stock Awards) table on page 34. The performance period began January 1, 2009, and continues through December 31, 2010. In the event of Mr. Hickson’s death, disability, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATCE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATCE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock units (excess units) will be issued to Mr. Hickson if he remains employed for the entire performance period. The number of excess units issued will equal the number of units awarded initially to Mr. Hickson multiplied by the vesting percentage exceeding 100%. Any earned excess units will be issued during the first 2 1/2 months of 2011 and will vest on May 10, 2011, if Mr. Hickson remains employed through such date. Accelerated vesting of these excess units may also occur based on Mr. Hickson’s death, disability, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Dividend credits for these performance-based restricted stock units, as well as any excess units issued, are accumulated and will be paid only when and to the extent the units vest. The performance-based restricted stock units, as well as any excess units, will be settled in cash, when and to the extent vested, in an amount equal to the number of vested units multiplied by the fair market value of a share on the settlement date and the amount of any vested dividend credits attributable to such vested units.

(5)	Reflects the number of time-based restricted shares granted to Mr. Hickson on January 27, 2009. The awards vest on May 10, 2011, if Mr. Hickson remains employed through such date. In the event of Mr. Hickson’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control, partial time-weighted vesting occurs through the end of the month in which the accelerated vesting event occurred. Dividends on any time-based restricted shares will be accumulated and will be paid only when and to the extent the shares vest.

(6)	Reflects the number of performance-based restricted shares granted on each respective grant date all of which were granted with the same terms. Awards granted on March 31, October 27 and December 16, 2009, were originally approved on January 27, 2009, but grant dates were delayed pending final guidance, management and legal reviews of TARP restrictions and limitations. The awards vest based on the achievement of target percentages related to ROATCE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the 2009 peer group. The performance period began January 1, 2009, and continues through December 31, 2011. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATCE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATCE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) will be issued to the NEO if he remains employed for the entire performance period. The number of excess shares issued will equal the number of shares awarded initially to the executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2012 and will vest on December 31, 2014, if the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any performance-based restricted shares, as well as any excess shares issued, are accumulated and will be paid only when and to the extent the shares vest.

(7)	Reflects the number of time-based restricted shares granted on each respective grant date all of which were granted with the same terms. Awards granted on October 27 and December 16, 2009, were originally approved on January 27, 2009, but grant dates were delayed pending final guidance, management and legal reviews of TARP restrictions and limitations. The awards vest on January 27, 2012, if the executive remains employed through such date. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted vesting occurs through the end of the month in which the accelerated vesting event occurred. Dividends on any time-based restricted shares will be accumulated and will be paid only when and to the extent the shares vest.

Outstanding Equity Awards at 2009 Fiscal Year-End (Option Awards)
     The following table includes certain information with respect to all unexercised options held by NEOs at December 31, 2009:

		Option Awards
				Equity Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying	Option
		Unexercised	Unexercised	Unexercised	Exercise	Option
	Grant Date	Options	Options	Unearned Options	Price	Expiration
Name	(1)	(#) Exercisable	(#) Unexercisable	(#)	($)	Date

Richard G. Hickson	5/8/2001	49,000	---	---	$21.68	5/8/2011
	4/9/2002	45,000	---	---	$25.46	4/9/2012
	4/15/2003	45,000	---	---	$24.09	4/15/2013
	4/20/2004	45,000	---	---	$27.30	4/20/2014

		184,000
Louis E. Greer	5/8/2001	5,000	---	---	$21.68	5/8/2011
	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	3,500	---	---	$24.09	4/15/2013
	4/20/2004	3,500	---	---	$27.30	4/20/2014
	5/10/2005	2,800	700	---	$28.28	5/10/2012

		19,300	700
Gerard R. Host	5/8/2001	19,500	---	---	$21.68	5/8/2011
	4/9/2002	17,000	---	---	$25.46	4/9/2012
	4/15/2003	25,000	---	---	$24.09	4/15/2013
	4/20/2004	25,000	---	---	$27.30	4/20/2014

		86,500
Breck W. Tyler	5/8/2001	5,000	---	---	$21.68	5/8/2011
	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	4,500	---	---	$24.09	4/15/2013
	4/20/2004	4,500	---	---	$27.30	4/20/2014
	5/10/2005	3,600	900	---	$28.28	5/10/2012

		22,100	900
Duane A. Dewey	8/25/2003	10,000	---	---	$26.52	8/25/2013
	4/20/2004	15,000	---	---	$27.30	4/20/2014
	5/10/2005	12,000	3,000	---	$28.28	5/10/2012

		37,000	3,000

(1)	Stock options granted May 10, 2005, under the 2005 Incentive Plan, become exercisable in five equal installments on the annual anniversary of the grant date. Stock options granted prior to 2005 under the 1997 Long-Term Incentive Plan became exercisable in four equal installments on each annual anniversary of the grant date, with the exception of the following, which vest on the fourth anniversary of the grant date: with respect to the stock options granted on May 8, 2001, to Messrs. Hickson and Host – 4,612 shares each; with respect to the stock options granted on April 9, 2002, to Messrs. Hickson and Host – 3,928 shares each; with respect to the stock options granted on April 15, 2003, to Messrs. Hickson and Host – 4,151 shares each.

Outstanding Equity Awards at 2009 Fiscal Year-End (Stock Awards)
     The following table includes certain information with respect to all unvested performance-based and time-based restricted stock awards held by NEOs at December 31, 2009. All awards in the table below were granted under the 2005 Incentive Plan.

			Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
					Plan Awards:	Market or Payout
			Number of	Market Value of	Number of	Value of Unearned
			Shares or Units of	Shares or Units of	Unearned Shares, Units	Shares, Units or Other
			Stock That Have	Stock That Have	or Other Rights That	Rights That Have Not
			Not Vested	Not Vested	Have Not Vested	Vested
Name	Grant Date		(#)	($)(1)	(#)	($)(1)

Richard G. Hickson	5/10/2005	(2)	13,938	$314,163	---	---
	2/1/2006	(3)	11,813	$266,265	---	---
	1/16/2007	(4)	---	---	35,000	$788,900
	1/22/2008	(5)	---	---	35,060	$790,252
	1/22/2008	(6)	8,634	$194,610	---	---
	1/27/2009	(7)	---	---	64,164	$1,446,257
	1/27/2009	(8)	32,082	$723,128	---	---

			66,467	$1,498,166	134,224	$3,025,409
Louis E. Greer	2/1/2006	(3)	675	$15,215	---	---
	1/16/2007	(4)	---	---	6,000	$135,240
	1/22/2008	(5)	---	---	6,010	$135,465
	1/22/2008	(6)	1,480	$33,359	---	---
	3/31/2009	(7)	---	---	7,368	$166,075
	10/27/2009	(9)	1,815	$40,910	---	---

			3,970	$89,484	19,378	$436,780
Gerard R. Host	5/10/2005	(2)	7,122	$160,530	---	---
	2/1/2006	(3)	6,075	$136,931	---	---
	1/16/2007	(4)	---	---	18,000	$405,720
	1/22/2008	(5)	---	---	18,030	$406,396
	1/22/2008	(6)	4,441	$100,100	---	---
	3/31/2009	(7)	---	---	2,174	$49,002
	10/27/2009	(7)	---	---	9,610	$216,609
	10/27/2009	(9)	2,902	$65,411	---	---
	12/16/2009	(7)	---	---	8,602	$193,889
	12/16/2009	(9)	2,119	$47,762	---	---

			22,659	$510,734	56,416	$1,271,616
Breck W. Tyler	2/1/2006	(3)	2,025	$45,644	---	---
	1/16/2007	(4)	---	---	6,000	$135,240
	1/22/2008	(5)	---	---	6,010	$135,465
	1/22/2008	(6)	1,480	$33,359	---	---
	3/31/2009	(7)	---	---	3,548	$79,972
	10/27/2009	(7)	---	---	3,820	$86,103
	10/27/2009	(9)	1,815	$40,910	---	---

			5,320	$119,913	19,378	$436,780
Duane A. Dewey	2/1/2006	(3)	2,025	$45,644	---	---
	1/16/2007	(4)	---	---	6,000	$135,240
	1/22/2008	(5)	---	---	6,010	$135,465
	1/22/2008	(6)	1,480	$33,359	---	---
	3/31/2009	(7)	---	---	5,600	$126,224
	10/27/2009	(7)	---	---	1,768	$39,851
	10/27/2009	(9)	1,815	$40,910	---	---

			5,320	$119,913	19,378	$436,780

(1)	The market value of shares that have not vested is the number of reported shares multiplied by the closing market price of Trustmark’s common stock on December 31, 2009, which was $22.54 per share.

(2)	For the May 10, 2005, grant date, reflects the number of excess shares that were issued on February 20, 2008, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on May 10, 2005. These time-based restricted shares will vest on the earlier of the date of the 2010 Annual Meeting of Shareholders or May 31, 2010, provided the awardee remains employed through the end of the period of restriction. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on these shares are accumulated and will be paid only when and to the extent the shares vest.

(3)	Reflects the number of excess shares that were issued on February 18, 2009, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on February 1, 2006. These time-based restricted shares will vest on December 31 2011, provided the awardee remains employed through the end of the period of restriction. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on these shares are accumulated and will be paid only when and to the extent the shares vest.

(4)	For restricted stock granted January 16, 2007, reflects the number of performance-based restricted shares that vested and excess shares that were issued under the award on February 22, 2010. The awards vested based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2007, through December 31, 2009, performance period. Because a greater than 100% vesting level with respect to the ROATE and TSR targets was achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) was issued on February 22, 2010. These excess shares will vest on December 31, 2012, provided the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted stock awards were accumulated and were paid when the initial performance-based restricted stock vested. Dividends on the excess shares issued are being accumulated and will vest and be paid only when and to the extent the excess shares vest.

(5)	For restricted stock granted January 22, 2008, reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the award. The awards vest based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2008, through December 31, 2010, performance period, provided the executive remains employed through the end of the performance period. Partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the employee for good reason or a change in control. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, then an additional award of time-based restricted stock (excess shares) will be issued in the first 2 1/2 months after the end of the performance period equal to the number of shares awarded initially to that executive multiplied by the vesting exceeding 100%. Any such awarded excess shares will vest on December 31, 2013, provided the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted shares are accumulated and will vest and be paid only when and to the extent the initial performance-based restricted shares vest. Dividends on any excess shares issued will be accumulated and will vest and be paid only when and to the extent the excess shares vest.

(6)	Reflects time-based restricted stock granted, which vests 100% at the end of 36 months, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will be paid only when and to the extent the shares vest.

(7)	For awards granted on January 27, March 31, October 27 and December 16, 2009, reflects the maximum number of performance-based restricted shares and excess shares, and also in the case of Mr. Hickson, performance-based RSUs and excess units, based on the currently anticipated performance vesting under the award. See footnote (4) and footnote (6) to the Grants of Plan-Based Awards for 2009 table on page 31 for discussion of the vesting schedule of these awards of performance-based restricted shares, performance-based RSUs, potential excess shares and potential excess units.

(8)	Reflects time-based restricted stock granted, which vests 100% on May 10, 2011, provided Mr. Hickson is still actively employed. Accelerated vesting may occur based on Mr. Hickson’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will be paid only when and to the extent the shares vest.

(9)	Reflects time-based restricted stock granted on October 27 and December 16, 2009. These awards were originally approved on January 27, 2009, but grant dates were delayed pending final guidance, management and legal reviews of TARP restrictions and limitations. These awards vest 100% on January 27, 2012, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will be paid only when and to the extent the shares vest.

Option Exercises and Stock Vested for 2009
     The following table provides information regarding stock options exercised and restricted stock awards that vested during 2009 for each of the NEOs:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)

Richard G. Hickson	88,500	$170,012	17,500	$307,650
Louis E. Greer	5,000	$22,690	1,000	$17,580
Gerard R. Host	18,500	$68,041	9,000	$158,220
Breck W. Tyler	2,500	$9,195	3,000	$52,740
Duane A. Dewey	---	---	3,000	$52,740

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)	Value realized is the gross number of options exercised multiplied by the difference between the closing market price of Trustmark’s common stock on the date of exercise and the exercise price.

(3)	Represents 100% of the original number of performance-based restricted shares granted on February 1, 2006, without taking into account any shares that may have been surrendered or withheld for applicable tax obligations. The details of the excess shares issued on February 18, 2009, which are not yet vested, related to this grant are discussed in footnote (3) to the Outstanding Equity Awards at 2009 Fiscal Year-End (Stock Awards) table on page 34. (4) Value realized is the gross number of shares multiplied by the closing market price of Trustmark’s common stock on the date of vesting.

(4)	Value realized is the gross number of shares multiplied by the closing market price of Trustmark’s common stock on the date of vesting.
Pension Benefits for 2009
     The following table shows the present value at December 31, 2009, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 12 to Trustmark’s audited financial statements for the year ended December 31, 2009, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 25, 2010:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)(3)	($)

Richard G. Hickson (4)	Trustmark Capital Accumulation Plan	13	$300,718	---
	Executive Deferral Plan	12	$3,506,611	---
Louis E. Greer	Trustmark Capital Accumulation Plan	23	$197,770	---
	Executive Deferral Plan	11	$496,548	---
Gerard R. Host	Trustmark Capital Accumulation Plan	26	$294,963	---
	Executive Deferral Plan	17	$993,097	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	20	$162,565	---
	Executive Deferral Plan	9	$358,474	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	6	$48,367	---
	Executive Deferral Plan	6	$318,643	---

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Hickson – 12, Greer – 22, Host – 25, Tyler – 19 and Dewey – 6. Effective May 15, 2009, benefits under the Capital Accumulation Plan were frozen. NEOs will not earn additional benefits, except for interest as required by IRS regulations. For purposes of the Executive Deferral Plan, NEOs receive one year of credited service for every 12 months of employment with Trustmark. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs received one year of credited service for every calendar year in which they worked 1,000 hours (but disregarding hours of service after May 15, 2009, due to the benefit accrual freeze under the Trustmark Capital Accumulation Plan). Therefore, number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry.

(2)	Includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2009.

(4)	If Mr. Hickson were to elect early retirement, effective December 31, 2009, he would be eligible, under the provisions of the Trustmark Capital Accumulation Plan, to receive a lifetime annuity in the amount of $26,835 annually or a lump sum distribution of $307,037.

Trustmark Capital Accumulation Plan
     Trustmark maintains a non-contributory pension plan that, until May 15, 2009, covered associates who were twenty-one years of age or older and who had completed one year of service with a prescribed number of hours of credited service and who were last hired prior to January 1, 2007. In an effort to further control expenses, participation and benefit accrual under the plan were frozen as of May 15, 2009 (except for certain grandfathered participants, none of whom are NEOs), so that individual pension amounts under the plan are not increased for compensation or service after May 15, 2009 (other than for the grandfathered participants). Individual pension amounts continue to be increased for interest and life expectancy changes, as required by IRS regulations, after May 15, 2009. No associates will lose their previously-earned pension benefits. Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation through May 15, 2009, averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service is earned through May 15, 2009. Effective January 1, 2007, the annual benefit accrual rate for each future year of service was reduced by 50% to control the costs associated with the plan. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based. For 2009, the maximum benefit allowable by the Internal Revenue Service was $195,000, and the maximum covered compensation was $245,000. The table above assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2009, and thereafter, subject to the benefit accrual freeze as of May 15, 2009. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.
Executive Deferral Plan
     Trustmark provides the NEOs with a non-qualified defined benefit plan, which provides a supplemental retirement benefit to NEOs selected for plan participation by the Committee. The retirement benefit is payable for life, but not less than 10 years, and normally commences at normal retirement age (65). Benefits payable pursuant to the plan are not subject to deduction for social security benefits.
     The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Human Resources Committee. The retirement benefit amount is based on the NEO’s level of responsibilities and, in part, on his specified covered salary.
     The following table sets forth, as to each NEO, retirement benefits currently anticipated to be paid at normal retirement (the anticipated normal retirement benefit):

Annual Benefit
Name	($)

Richard G. Hickson	$300,000
Louis E. Greer	$75,000
Gerard R. Host	$150,000
Breck W. Tyler	$75,000
Duane A. Dewey	$100,000
     Normal retirement is considered to be the attainment of age 65. The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.
     Mr. Hickson reached his normal retirement age in 2009. Due to certain tax law rules, his benefit payment under the plan is being deferred, with interest, until it is anticipated to be deductible by Trustmark for federal income tax purposes. Mr. Hickson’s deferred benefits under this plan are expected to be payable commencing in 2011. As Mr. Hickson has reached his normal retirement age, he is not accruing any further benefit under the plan (other than interest on delayed payments).

Non-Qualified Deferred Compensation for 2009
     Trustmark’s NQDC Plan allows executives to defer pre-tax up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income account is credited with investment gains (or losses) based on investment elections from twenty-five investment options. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates. The following table provides information relating to each NEO’s participation in the plan:

	Executive	Trustmark	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)(3)

Richard G. Hickson	$95,363	---	$395,686	---	$2,427,189
Louis E. Greer	---	---	$6,621	---	$28,163
Gerard R. Host	---	---	$330,119	---	$1,241,252
Breck W. Tyler	---	---	$104,171	---	$358,147
Duane A. Dewey	$6,000	---	$24,556	---	$167,782

(1)	All amounts are reported as 2009 salary for the NEO in the Summary Compensation Table on page 30.

(2)	The amounts in this column consist of investment gains for 2009 and do not include any above-market earnings.

(3)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2009: Hickson – $1,967,180, Greer – $12,500, Host – $1,215,390, Tyler – $90,000 and Dewey – $137,219.

Potential Payments Upon Termination or Change in Control
     As discussed above, Trustmark’s executive compensation programs, plans and agreements provide for payments to the NEOs in the event of certain terminations of employment or upon a change in control of Trustmark. The following table describes the potential payments to each NEO that would be triggered by a termination or a change in control of Trustmark, assuming a termination or change in control occurring on December 31, 2009.
     Because Trustmark’s TARP Period ended on December 9, 2009, the TARP Standards discussed above would not have limited or prohibited any of these payments to the NEOs based on a triggering date of December 31, 2009.
     In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2009, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan and (iii) already vested equity awards.

		Non-CIC	CIC
		Termination by Company	Termination by Company
		Without Cause or for Good	Without Cause or for Good
		Reason under Employment	Reason under Employment
Name	Incremental Compensation and Benefit Payments	Agreement	Agreement

Richard G. Hickson	Severance	---	$1,184,284
	Covenant Payment (1)	$2,368,568	$1,466,320
	Stock Options – Accelerated Vesting (2)	---	---
	Restricted Stock – Accelerated Vesting (2)(3)(4)	$1,654,421	$1,654,421
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (7)	---	$342

	Totals	$4,022,989	$4,305,367
Louis E. Greer	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (2)	---	---
	Restricted Stock – Accelerated Vesting (2)(3)(4)	$123,230	$123,230
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits	---	---

	Totals	$123,230	$123,230
Gerard R. Host	Severance	---	$644,976
	Covenant Payment (1)	$670,442	$491,657
	Stock Options – Accelerated Vesting (2)	---	---
	Restricted Stock – Accelerated Vesting (2)(3)(4)	$613,473	$613,473
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (8)	---	$8,566

	Totals	$1,283,915	$1,758,672
Breck W. Tyler	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (2)	---	---
	Restricted Stock – Accelerated Vesting (2)(3)(4)	$153,659	$153,659
	Executive Deferral Plan (5)(6)	---	$39,830
	Health & Welfare Benefits	---	---

	Totals	$153,659	$193,489
Duane A. Dewey	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (2)	---	---
	Restricted Stock – Accelerated Vesting (2)(3)(4)	$154,795	$154,795
	Executive Deferral Plan (5)(6)	---	$212,429
	Health & Welfare Benefits	---	---

	Totals	$154,795	$367,224

(1)	Payments pursuant to each NEO’s respective employment agreement in consideration of the executive’s covenants relating to confidentiality and two-year non-solicitation and non-competition commitments.

(2)	Under a change in control without termination of employment, the executive is entitled to the accelerated vesting of his unvested stock options and a pro-rata portion, based on actual performance to date, of any unvested restricted stock. The value of stock options is based on the spread between the assumed fair market value of $22.54 per share as of December 31, 2009, and the applicable exercise price for each option. All unvested stock options were “under water” (i.e., the exercise price exceeded the fair market value) as of the assumed change in control date and, therefore, no incremental value has been attributed to such options. The value of the restricted stock is also based on the assumed fair market value upon vesting of $22.54 as of December 31, 2009. No other incremental compensation or benefits are payable in such change in control event.

(3)	For awards granted after 2005, upon retirement at age 65 or older, the executive is entitled to accelerated vesting of a pro-rata portion, based on actual performance to date, of his unvested restricted stock.

(4)	Upon death or disability, the executive is entitled to accelerated vesting of a pro-rata portion, based on actual performance to date, of his unvested restricted stock.

(5)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.

(6)	Incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of ten total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension benefits table using a 5.5% rate for present value computations. Messrs. Hickson, Host and Greer were already fully vested as of December 31, 2009, and did not receive any incremental benefits from this provision. Mr. Dewey was awarded four additional years of service and Mr. Tyler was awarded one additional year of service which resulted in the incremental benefits shown in the table.

(7)	Mr. Hickson was not covered during 2009 by any Trustmark health benefit program; however, he did receive life insurance coverage.

(8)	Executive is entitled to twelve months of continuous health and welfare benefit payments upon a change in control.
Employment Agreements
     Richard G. Hickson. On November 20, 2008, Trustmark entered into an amended and restated Employment Agreement (Agreement) with Mr. Hickson. Under Mr. Hickson’s prior employment agreement, entered into as of October 23, 2007, Mr. Hickson’s employment would have automatically terminated on December 31, 2009 (the last business day of the calendar year in which he reached age 65). Trustmark amended and restated Mr. Hickson’s employment agreement to extend this date to the date of Trustmark’s annual shareholder meeting in 2011 (which is currently scheduled for May 10, 2011), as part of its provision for an orderly executive management transition and to establish a definitive date by which Mr. Hickson’s successor would be expected to assume his or her position. The Agreement provides for Mr. Hickson to continue serving as Chairman, President and CEO of Trustmark and Chairman and CEO of the Bank through December 31, 2010. After December 31, 2010, the Agreement provides that Mr. Hickson will serve as an employee-Chairman of both Trustmark and the Bank until the expiration of the Agreement.
     By virtue of the omnibus amendment of all compensation plans adopted by Trustmark and consented to by Mr. Hickson, payments under the new Agreement are limited in compliance with the requirements of the TARP Standards.
     The Agreement provides for Mr. Hickson to receive a base salary which will be established each year by the Committee, in an amount of not less than $400,000 annually (whether he is serving as Chairman, President and CEO of Trustmark and Chairman and CEO of the Bank or as employee-Chairman of Trustmark and the Bank). The Agreement also provides that Mr. Hickson’s base salary for the portion of 2011 that Mr. Hickson remains an employee of Trustmark will not be less than the pro rated portion of his base salary as in effect for the 2010 fiscal year.
     The Agreement provides that Mr. Hickson will be eligible to receive an annual bonus, stock options and other customary benefits. The Agreement provides that Mr. Hickson is eligible to receive an annual bonus of up to 70% of his base salary (Target Award), and that the Committee may, in its discretion, grant an annual bonus in an amount greater or less than the Target Award, but in no case shall the annual bonus be greater than 100% of the base salary. The Agreement provides that Mr. Hickson will not participate in Trustmark’s regular bonus plan for 2011, but may be awarded a bonus for the portion of the year that he is employed, at the discretion of the Committee.
     The Agreement provides that Mr. Hickson would be eligible to receive equity compensation awards through 2009, but that he would not receive equity awards in 2010 or 2011. Pursuant to his Agreement, his 2009 equity compensation award was twice the amount of the usual annual award, with one-half of the award being performance-based and one-half time-based, and with all earned shares normally vesting if and when Mr. Hickson’s employment continues through the date of Trustmark’s 2011 Annual Meeting of Shareholders. If Mr. Hickson’s employment ceases other than due to termination for Cause (as defined in the Agreement), all of his incentive stock options and non-qualified stock options outstanding on the date of the Agreement will be amended to provide, and all of the stock options granted after the date of the Agreement will provide, that to the extent they are outstanding at the time of Mr. Hickson’s cessation of employment, they will continue to be exercisable for their original term. If Mr. Hickson is terminated for Cause, his rights in his stock options will be governed by the terms of the applicable stock option award agreements. This stock option exercise period extension was not provided in Mr. Hickson’s prior Agreement.
     On any cessation of employment, Mr. Hickson will be entitled to earned but unpaid salary and bonus and accrued vacation.
     Subject to the provisions of the Agreement, either Trustmark or Mr. Hickson may terminate the term of the Agreement upon thirty days written notice to the other party, unless Trustmark terminates Mr. Hickson for Cause, in which case no prior written notice is required.
     If on or before December 31, 2009, Mr. Hickson’s employment had been terminated by Trustmark (other than for Cause, death, disability or retirement), or in the event he resigned for Good Reason, following a change in control and if he timely released Trustmark from certain claims, Mr. Hickson would have been entitled to a lump sum payment in an amount equal to the sum of his salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding three years. In consideration of Mr. Hickson’s agreements relating to confidentiality, non-solicitation and non-competition, Trustmark would have been additionally obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable in a lump sum if he terminated within two years after a change in control covered by Section 409A of the Internal Revenue Code or payable at regular pay intervals if he terminated within two years after a non-409A-covered change in control or during the third year after a 409A-covered change in control. Mr. Hickson would have been entitled to receive customary benefits for twelve months following his termination or resignation, reduced by any benefits received from later employment, provided that Trustmark would pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the twelve months when coverage cannot continue to be provided. Any outstanding unvested stock options would vest as of the change in control. Finally, Trustmark would have been obligated to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he had been unable to sell it within four months following his termination. These benefits upon termination following a change in control differ from those provided in Mr. Hickson’s prior Agreement in that the prior Agreement did not limit these benefits to a termination on or before December 31, 2009.
     If, without a change in control or at any time after December 31, 2009, Mr. Hickson is terminated by Trustmark (other than for Cause, death, disability or retirement) or if he resigns for Good Reason, in consideration of his agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable for twenty-four months at regular pay intervals. Trustmark must also provide customary benefits for a period of eighteen months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the eighteen months where coverage cannot continue to be provided. Finally, but only in the case of termination on or before December 31, 2009, Trustmark would have been required to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he had been unable to sell it within four months following termination. These benefits upon termination without a change in control (or after December 31, 2009) differ from those provided in Mr. Hickson’s prior Agreement in that the prior agreement did not limit Trustmark’s residence purchase obligation to a termination on or before December 31, 2009.
     If Mr. Hickson becomes disabled while employed by Trustmark and if he timely releases Trustmark from certain claims, he is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his disability.
     If Mr. Hickson dies while employed by Trustmark, his spouse or designated beneficiary is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his death.
     If Mr. Hickson is terminated for Cause or if he leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     Upon expiration of his Agreement in 2011, Mr. Hickson will be provided office space and secretarial support until he reaches age 68 in 2012. Mr. Hickson’s prior Agreement did not provide for this post-retirement benefit.
     Summaries of the definitions of the terms “change in control,” “Cause” and “Good Reason” are included below at the end of this section captioned “ –Employment Agreements.” The foregoing, as well as the definitions below, constitute a summary of the terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms appearing therein, you should refer to the copy of the Agreement which has been filed with the SEC and is incorporated by reference into this proxy statement.
     Gerard R. Host. Effective October 23, 2007, Trustmark entered into an amended and restated Agreement with Mr. Host in order to make changes required by 409A. Under these agreements, on any cessation of employment, the executive is entitled to earned but unpaid salary and bonus and accrued vacation up to the date of termination. If Mr. Host’s employment is terminated by Trustmark (other than for Cause, death, disability or retirement), or if he resigns for Good Reason, within two years after a change in control of Trustmark and if he timely releases Trustmark from certain claims, he is entitled to a lump sum payment equal to the sum of his base salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding two years. He is also entitled to receive customary benefits for a period of twelve months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay him the after-tax cost of comparable coverage at regular pay intervals for the twelve months when coverage cannot continue to be provided. Any outstanding unvested stock options vest as of the change in control. Additionally, in consideration of his covenants relating to confidentiality, non-solicitation and non-competition, Trustmark is obligated to pay him an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If, without a change in control, Mr. Host is terminated without Cause or if he resigns for Good Reason, in consideration of the executive’s agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay him an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If Mr. Host is terminated for Cause, dies, becomes disabled or leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     Definitions. For purposes of these agreements, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate,

(iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order or (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate.
     “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent or (iv) in the case of Mr. Hickson, his not being named as the CEO of any successor by merger to Trustmark. In the case of Mr. Hickson’s agreement, any good faith determination of “Good Reason” made by him shall be conclusive.
     “Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of Trustmark’s Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies or (iv) during any two year period, a more than one-third change in Trustmark’s Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii) and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.
     Capital Purchase Program Limitations. In connection with Trustmark’s participation in the CPP, Trustmark adopted an omnibus amendment of all of Trustmark’s compensation and benefit plans (including Messrs. Hickson’s and Host’s employment agreements), to limit benefits in accordance with the guidance and regulations issued by Treasury with respect to the CPP. These limitations ceased to apply when the TARP Period ended on December 9, 2009.
Human Resources Committee Report
     The TARP Standards required, beginning on September 14, 2009, the Human Resources Committee to undertake certain reviews with respect to Trustmark’s senior executive officer and employee compensation plans at least every six months during the TARP Period. Trustmark’s TARP Period ended on December 9, 2009, before the expiration of the first six-month deadline to complete the reviews; therefore, the Human Resources Committee has not provided a narrative description or certifications with respect to those reviews in this report. The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Daniel A. Grafton (Chairman)	John M. McCullouch
Adolphus B. Baker	R. Michael Summerford
Human Resources Committee Interlocks and Insider Participation
     The following directors served on Trustmark’s Human Resources Committee during 2009: Daniel A. Grafton (Chairman), Reuben V. Anderson, Adolphus B. Baker, C. Gerald Garnett, John M. McCullouch and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction, as discussed on page 48.

PROPOSAL 2: APPROVAL OF THE AMENDMENT OF THE TRUSTMARK CORPORATION 2005 STOCK AND INCENTIVE COMPENSATION PLAN
     The Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Plan), which replaced the Trustmark Corporation 1997 Long Term Incentive Plan (1997 Plan), was approved by shareholders on May 10, 2005 and provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance units (awards) to key associates and directors. As of March 1, 2010, there were approximately 225 associates and 24 non-employee directors who are eligible to participate in the 2005 Plan.
     Under Section 162(m) of the Code, compensation paid to the NEOs in a given tax year is not deductible if it exceeds $1,000,000 unless it is “performance-based” compensation. Where a plan, such as the 2005 Plan, contains a list of performance goals on which such performance-based compensation may be based in whole or in part, Section 162(m) of the Code requires that the performance goals be re-approved by shareholders every five years. Since the 2005 Plan and the performance goals therein were initially approved in 2005, it is time to submit the performance goals to shareholders again. As part of this process, the Board determined that it was appropriate to update and clarify the existing performance goals prior to re-approval by shareholders; and thus on January 26, 2010, based on the recommendation of the Human Resources Committee (Committee), the Board approved, subject to shareholder approval, an amendment to the 2005 Plan to revise the definition of “performance goals” related to the treatment of awards under Section 162(m) of the Code.
     The purpose of the amendment to the definition of “performance goals” under the 2005 Plan is to give the Committee of the Board more flexibility in structuring equity compensation arrangements that will qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, by adding a few additional performance goals and modifying the way adjustments can be made to the financial metrics used, and to help Trustmark achieve the goal of attracting, retaining and motivating its associates. As amended, the 2005 Plan will allow Trustmark to set goals based on a variety of GAAP and non-GAAP financial metrics, operating milestones or other objective performance goals as described in more detail in the summary below. The Board believes that, as amended, the 2005 Plan will continue to be an essential element of Trustmark’s competitive compensation package.
     If Proposal 2 is approved, the amendment will become effective on the date of shareholder approval and will provide for continued deductibility of some of the compensation paid to Trustmark’s most highly compensated executives. If the amendment to the 2005 Plan, and thus the “performance goals”, are not approved, awards may continue to be granted under the 2005 Plan; however, in that case, future awards to NEOs will not be “performance-based” compensation and may not be fully deductible by Trustmark.
     Shareholders are not being asked to approve any additional shares for issuance under the 2005 Plan, to modify the terms of the 2005 Plan (other than in connection with the performance goals revision), or to approve any changes to any of the annual limits on grants that can be made under the 2005 Plan.
Summary of the Amended 2005 Stock and Incentive Compensation Plan
     The essential features of the 2005 Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the amended 2005 Plan, which is attached as Appendix A. Capitalized terms used herein and not defined shall have the meanings set forth in the 2005 Plan.
     Purpose of the Plan. The purpose of the 2005 Plan is to promote the success of Trustmark and its subsidiaries by providing incentives to key associates and directors that will promote the identification of their personal interest with the long term financial success of Trustmark and with growth in shareholder value. The 2005 Plan will allow Trustmark to make grants of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units and performance units (awards) to key associates and directors. The 2005 Plan is designed to provide flexibility to Trustmark in its ability to motivate, attract, and retain the services of key associates and directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.
     Administration. The Committee administers the 2005 Plan. The Committee consists only of non-employee directors, as defined in Rule 16b-3 of the Exchange Act and “outside directors” as defined by Section 162(m) of the Code. Subject to the terms of the 2005 Plan, the Committee has, among other powers, the power to determine the key associates and directors to whom awards are made, the nature and extent of any such awards, the terms and conditions upon which awards may be made, exercised and modified, and to make all other determinations and take all other actions necessary or advisable for the administration of the 2005 Plan.
     No Repricing. The 2005 Plan prohibits option or stock appreciation right repricing, including by way of an exchange for another award.
     Eligibility. The 2005 Plan provides that awards may be granted to key associates and Board members of Trustmark and its subsidiaries. Key associates include officers or other associates of Trustmark and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to Trustmark and its subsidiaries.
     Shares Available for Grants. The maximum number of shares of Trustmark’s common stock available for issuance under the 2005 Plan is the sum of (1) 6,000,000 common shares plus (2) the number of outstanding options under the 1997 Plan, which expire or are otherwise terminated or forfeited after May 10, 2005. As of March 1, 2010, awards relating to 1,728,825 shares have been granted under the 2005 Plan and 5,016,532 shares remain available for grant under the 2005 Plan. As of March 1, 2010, the closing price per share of Trustmark’s common stock as reported on the NASDAQ Global Select Market was $23.07.
     If any award granted terminates, expires, lapses or is forfeited for any reason (other than by exercise of a related option in the case of Tandem SARs), the common shares subject to such award will be available for further awards. In addition, if the exercise price for a stock option is paid using previously acquired common shares, the number of common shares available for future awards under the 2005 Plan will be reduced only by the net number of new common shares issued upon the exercise of the option. Similarly, if common shares are surrendered by a participant as full or partial payment of withholding taxes or if the number of common shares otherwise deliverable is reduced for payment of withholding taxes, the number of common shares surrendered or withheld shall again be available for future awards under the 2005 Plan.
     Adjustment Upon Changes in Capitalization. The number and kind of shares subject to each outstanding award, the exercise price, and the annual limit on and aggregate number and kind of shares for which or from which awards may be made will be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganizations, reclassification, combination, exchange of shares or other corporate capitalization change of or by Trustmark.
     Annual Limits on Awards. Under the 2005 Plan, in any calendar year no individual may receive awards of stock options or SARs with respect to more than 90,000 common shares, awards of restricted stock or restricted stock units with respect to more than 50,000 common shares or awards of performance units providing for the cash payment of more than $1,000,000.
     Code Section 162(m) and Performance Goals. Under Section 162(m) of the Code, compensation paid to the NEOs in a given tax year is not deductible if it exceeds $1,000,000 unless it is “performance-based” compensation. Options and SARs are deemed to be performance-based compensation if the exercise price or base value of the shares of Trustmark common stock to which the award relates is at least equal to fair market value of those shares of Trustmark common stock on the date of the award and if the maximum number of shares of Trustmark common stock available for awards is disclosed to and approved by shareholders. Other awards may be performance-based compensation if based on achievement of objective performance goals set by a Committee and the material terms of the compensation or benefit to be paid, including the performance goals that may be used and the maximum that may be paid to any associate, is disclosed to and approved by shareholders before payment. The Committee must certify that the applicable performance goals and any other material terms are in fact satisfied.
     Under the 2005 Plan, the Committee will determine the performance period during which a performance goal must be met; and attainment of any performance goal is subject to certification by the Committee. Under the 2005 Plan, performance goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. For an award that is intended to be performance-based compensation, the Committee may modify or adjust a performance goal at its discretion to the extent permitted by Section 162(m) of the Code.
     If Proposal 2 is approved at the Annual Meeting, under the 2005 Plan, as amended, at the Committee’s discretion, the performance goals for any performance period may be based on any one or more of the following: stock value or increases therein, earnings per share or earnings per share growth, net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), operating profit, operating cash flow, operating or other expenses, operating efficiency, return on equity, tangible equity, assets, capital or investment, sales or revenues or growth thereof, deposits, loan and/or equity levels or growth thereof, working capital targets or cost control measures, regulatory compliance, gross, operating or other margins, efficiency ratio (as generally recognized and used for bank financial reporting and analysis), interest income, non-interest income, credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), productivity, customer satisfaction, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, quality measures, and any component or components of the foregoing, regulatory exam results, achievement of risk management objectives or implementation, management or completion of critical projects or processes.
     In the Committee’s discretion, the performance goals may be particular to a participant and applied either individually, alternatively or in any combination, subset or component, to the performance of Trustmark as a whole or to the performance of a subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the award. In addition, the performance goals may be absolute in their terms or measured against or in relationship to a pre-established target, Trustmark’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof. Each of the performance goals is to be determined, where applicable and except as provided above, in accordance with GAAP.
     In the Committee’s sole discretion, with respect to financial metrics that are determined in accordance with GAAP, such performance goals may be adjusted when established, or later, to include or exclude any items otherwise includable or excludable under GAAP including without limitation, the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting Trustmark’s reported results.
     If Proposal 2 is not approved, Trustmark will continue to be able to grant performance awards under the 2005 Plan using the performance goal definition in the 2005 Plan without the January 26, 2010 amendment. Appendix A contains blacklined text showing changes in the performance goal definition from the 2005 Plan to the 2005 Plan, as amended.
     In any case, at its discretion, the Committee may also use other performance goals for awards that are not intended to qualify as performance-based under Section 162(m) of the Code.
     Option Awards. An option may be either an incentive stock option (ISO) or a non-qualified stock option (NQSO). Option terms will be determined by the Committee in its discretion, but generally, an option will not be exercisable in any event after ten years from its grant date, and the exercise price for an option may not be less than 100% of the common shares’ fair market value at the date the option is awarded. The aggregate fair market value of common shares, with respect to which any key associate may first exercise ISOs granted under the plan during any calendar year, may not exceed $100,000 or such amount specified in the Code and rules and regulations thereunder.
     Subject to the Committee’s determination, the exercise price of any option may be paid in cash, by delivery of common shares valued at fair market value at the time of exercise, or in an approved “cashless exercise,” or by a combination of these methods. The 2005 Plan authorizes the grant of reload options in the event the participant exercises all or a part of a stock option, including a reload option, by surrendering stock in payment of the option price. Each reload option will be granted on the date of exercise of the original option, will cover a number of shares not exceeding the number of shares surrendered in payment of the option price under such original option, will have an option price equal to the fair market value on the date it is awarded, will expire on the stated expiration date of the original option and will be subject to such other terms and conditions as the Committee may determine.
     SAR Awards. The 2005 Plan authorizes the grant of stock appreciation rights in tandem with the grant of options (Tandem SARs) in addition to the grant of options (Additive SARs) and independent of the grant of options (Freestanding SARS, and collectively, SARs).
     A SAR may be exercised in whole or part, and entitles the holder, upon exercise, to receive cash or common shares or a combination thereof equivalent in value to the excess of the fair market value on the exercise date of the common shares represented by the SAR over (i) the option exercise price of the related option in the case of a Tandem or Additive SAR or (ii) the fair market value on the grant date of the common shares represented by the SAR in the case of a Freestanding SAR. Payment for the value of a SAR may be made on exercise or, if provided for in the award agreement, on a delayed basis either electively or mandatorily.
     A Tandem SAR will expire no later than ten years from its grant date, and is exercisable and transferable subject to the conditions of, the related option. If a Tandem SAR is exercised, it will reduce correspondingly the number of common shares represented by the related option, and exercise of the related option will similarly reduce the number of shares represented by the Tandem SAR. The Committee retains sole discretion to approve or disapprove an optionee’s election to receive cash to the extent required by Rule 16b-3 under the Exchange Act or the terms of the particular agreement.
     An Additive SAR is deemed to be exercised upon, and in addition to, the exercise of the related options. The deemed exercise of Additive SARs will not reduce the number of common shares with respect to which the related options remain unexercised. A Freestanding SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes on such SARs.
     Restricted Stock Awards. Restricted stock is stock which may not be disposed of by a participant until the restrictions established by the Committee lapse. The restrictions may take the form of a period during which the participant must remain employed or may require the achievement of one or more pre-established performance criteria. Holders of restricted stock will have voting and, unless otherwise provided by the Committee, dividend rights. Subject to any exceptions authorized by the Committee, shares of restricted stock will be forfeited upon termination of employment or service. Similarly, shares of restricted stock will also be forfeited if any performance criteria established, with respect to such awards, are not achieved within the required time period.
     Restricted Stock Unit Awards. A restricted stock unit is an award which is valued by reference to a common share. Payment of the value of restricted stock units may not be made until the restrictions established by the Committee lapse. The restrictions may take the form of a period of restriction during which the participant must remain employed or may require the achievement of one or more pre-established performance criteria.
     Holders of restricted stock units have no right to vote the shares represented by the units; however, such participants may have added to their rights an equivalent number of units represented by any dividends or other distributions which would have been received if the shares represented by the units had been issued.
     Subject to any exceptions authorized by the Committee, restricted stock units will be forfeited upon termination of employment or service. The Committee may provide for vesting of restricted stock units in connection with the termination of a participant’s employment or service on such basis as it deems appropriate. Similarly, restricted stock units will also be forfeited if any performance criteria established with respect to such awards are not achieved within the required time period.
     Payment for vested restricted stock units may be made on vesting or, if provided for in the award agreement, on a delayed basis either electively or mandatorily. If paid on a delayed basis, the payment amount may be adjusted for deemed interest or earnings on such basis as the Committee may provide.
     Performance Unit Awards. A performance unit is a fixed dollar award based on performance goals established and certified by the Committee. Performance units may be paid in cash, common shares or a combination thereof.
     Change in Control. The Committee may, at the time an award is made or thereafter, take any one or more of the following actions in connection with a change in control: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such award by Trustmark, upon a participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such change in control; or (iv) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change in control.
     Non-Transferability of Awards. Subject to certain exceptions and, except for certain permitted transfers of NQSOs to family members and trusts, awards granted under the 2005 Plan generally may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution.
     Amendment and Termination of the 2005 Plan. The Board may terminate, amend or modify the 2005 Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Code, such as this Proposal 2 to revise the definition of “performance goals,” the rules and regulations under Section 16 of the Exchange Act, the rules and regulations of the exchange on which Trustmark’s common shares are listed or pursuant to any other applicable laws, rules or regulations. Currently, it is anticipated that shareholder approval of any amendments will normally be required if an amendment would materially increase the benefits that can be provided, materially increase the number of shares which may be issued or the compensation which may be provided or materially modify the requirements as to eligibility for participation. No amendment or modification of the 2005 Plan, other than capital adjustments pursuant to the plan, may adversely affect any awards previously granted under the plan without the participant’s written consent.
Federal Income Tax Consequences of Awards Granted Under the 2005 Plan
     Options. A participant who exercises a NQSO will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. Trustmark generally will be entitled to a corresponding deduction for federal income tax purposes.
     A participant who exercises an ISO will not be subject to taxation at the time of exercise, nor will Trustmark be entitled to a deduction for federal income tax purposes. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding period (i.e., the later of two years for the award date or one year from the exercise date) will generate long-term capital gain in the year of disposition, and Trustmark will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the required holding period will subject the participant to taxation at ordinary income rates in the year of disposition, and Trustmark generally will be entitled to a corresponding deduction.
     Stock Appreciation Rights. A participant who exercises a SAR will realize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Trustmark generally will be entitled to a corresponding deduction for federal income tax purposes. If the participant receives common stock upon exercise of a SAR, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.
     Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is long- or short-term begins when the restriction period expires, and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and Trustmark generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by Trustmark, when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by Trustmark.
     Restricted Stock Units and Performance Units. A participant will not realize income in connection with the grant of a restricted stock unit or the credit of any dividend equivalents to his or her account or the grant of a performance unit. When shares of common stock and/or cash is delivered to the participant, the participant will generally be required to include as taxable ordinary income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received. Trustmark will be entitled to a deduction at the time and in the amount included in the participant’s income by reason of the receipt. For each share of common stock received in respect of a restricted stock unit, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.
     Section 409A of the Code. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.
     Under current IRS guidance certain awards under the 2005 Plan are excluded from non-qualified deferred compensation to which Section 409A applies. These excluded awards are stock options under which shares of Trustmark common stock are issued, SARs under which shares of Trustmark common stock are issued, restricted stock, restricted stock units which are paid at or shortly after vesting and performance units awards that are paid at or shortly after vesting. Other awards under the 2005 Plan may be treated as non-qualified deferred compensation to which Section 409A applies; and in such case it is generally Trustmark’s intent that such awards be designed to comply with the election timing, payment timing and other requirements of Section 409A.
     If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional twenty percent (20%) federal income tax on compensation recognized as ordinary income, as well as possible interest requirements with respect to such amounts, and will have certain withholding requirements.
     The foregoing is only a summary of the effect of federal income taxation upon Trustmark and upon participants, does not purport to be complete and does not discuss the tax consequences of any participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.
No New Plan Benefits
     Because shareholders are only being asked to approve an amendment to revise the performance goals, there are no new benefits being provided to the participants under the plan. The Committee will use its discretion in selecting the participants under the 2005 Plan and the performance goals applicable to those participants, which may include the revised performance goals if Proposal 2 is approved by shareholders. Therefore, it is not possible to predict the awards that will be made to particular individuals in the future under the 2005 Plan.

Equity Compensation Plans
     The table below contains summary information as of December 31, 2009, for the number of securities to be issued upon exercise of outstanding options and potential excess shares, related to Trustmark’s 2005 Plan and 1997 Plan. Information related to securities remaining available for future issuance relates exclusively to the 2005 Plan, which replaced the 1997 Plan under which no additional grants will be made. Performance-based restricted stock units, and potential excess units, held by Mr. Hickson are not reflected in the table below because they can only be settled in cash.

Number of securities remaining available
	Number of securities to be issued	Weighted-average exercise	for future issuance under equity
	upon exercise of outstanding	price of outstanding options,	compensation plans (excluding
	options, warrants and rights	warrants and rights	securities reflected in column (a))
Plan Category	(#)(a)(1)	($)(2)	(#)(3)
Equity compensation plans approved by security holders	1,761,152	$26.27	5,170,146
Equity compensation plans not approved by security holders	---	---	---

Total	1,761,152	$26.27	5,170,146

(1)	Includes shares issuable pursuant to outstanding options and the maximum potential excess shares issuable in the event currently unvested performance-based restricted stock awards vest in excess of 100%.

(2)	Potential excess shares, to the extent issued, do not have an exercise price and are, therefore, excluded for purposes of computing the weighted-average exercise price.

(3)	Consists of shares available to be granted in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units and/or performance units.
Vote Required
     Shareholder approval of the amendment to the 2005 Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Approval of the amendment to the 2005 Plan by shareholders will be considered approval of the material terms of the 2005 Plan, including the performance-based awards, the revised performance goals which may be used and the maximum benefit which may be paid to any associate for purposes of Section 162(m) of the Code.
     The Board recommends that shareholders vote “for” the amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan to revise the definition of “performance goals” for purposes of Section 162(m) of the Internal Revenue Code.

RELATED PARTY TRANSACTIONS
     The Bank made a payment of approximately $275,000 in 2009 to Bloomfield Equities, LLC for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC is owned indirectly by retired director William G. Yates, Jr., director William G. Yates III and their family. The dollar value of Mr. Yates, Jr.’s interest in the transaction was approximately $16,500, and the dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2010 to Bloomfield Equities, LLC for the naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2010 transaction is not known at this time.
     In addition, Trustmark agreed to purchase a $13,000 sponsorship from Spectrum Events, LLC for college baseball games played at Trustmark Park in 2010 and agreed to lease a billboard from Spectrum Advertising, LLC for $2,000/month from January 2010 through December 2010. Thirty-three percent (33%) of Spectrum Capital, LLC, which wholly owns Spectrum Events, LLC and Spectrum Advertising, LLC, is owned directly by director William G. Yates III, while his family and a family trust own the remaining 67%. Spectrum Capital, LLC also wholly owns Magnolia Properties, LLC, which owns a 90% interest in Bloomfield Equities, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $12,333. The collective dollar value of these transactions to the Yates family is approximately $37,000.
     The Bank also made loans to directors, executive officers, principal shareholders and their related interests in 2009 and continues to do so in 2010. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.
     Trustmark’s Audit and Finance Committee has adopted and manages a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
     In the event management determines to recommend a related party transaction to the Audit and Finance Committee, the Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Committee as to any material change to a proposed or approved related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee considered and pre-approved the 2009 payments to Bloomfield Equities, LLC, and, therefore, to Messrs. William G. Yates, Jr. and William G. Yates III. The Committee considered and pre-approved the 2010 payments to Bloomfield Equities, LLC, Spectrum Events, LLC and Spectrum Advertising, LLC and, therefore, to Mr. William G. Yates III.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Board, based on the recommendation of the Audit and Finance Committee, has engaged KPMG as Trustmark’s independent auditors since April 29, 2002, and has reaffirmed KPMG’s engagement as the independent auditors for the fiscal year ending December 31, 2010. The Board recommends that shareholders vote in favor of ratifying the selection of KPMG. If shareholders do not ratify the selection of KPMG, the Audit and Finance Committee will consider a change in independent auditors for the next year.
     Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.
     The Board recommends that shareholders vote “for” ratification of the selection of KPMG as Trustmark’s independent auditors.

AUDIT AND FINANCE COMMITTEE REPORT
     Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2009. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2009. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2009.
     None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ Listing Rules:

R. Michael Summerford (Chairman)	LeRoy G. Walker, Jr.
David H. Hoster II	Kenneth W. Williams
Richard H. Puckett
     The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to requirements of the SEC.

Accounting Fees
     The following list presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2009, and December 31, 2008, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2009 and 2008 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2009 includes amounts billed through December 31, 2009, and additional amounts estimated to be billed for the 2009 period for audit services rendered.
(1)	Audit Fees – Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings. Audit fees for 2009 and 2008 were $685,000 and $678,170, respectively.

(2)	Audit-Related Fees – Audit-related fees include fees for professional services in connection with Trustmark’s public offering and other various assurance services. Audit-related fees for 2009 were $123,660. KPMG did not provide audit-related services during 2008.

(3)	Tax Fees – KPMG did not provide tax services during 2009 or 2008.

(4)	All Other Fees – KPMG did not bill Trustmark for other services during 2009 or 2008.
Pre-Approval Policy
     The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditors, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditors. Any additional services or fees in excess of the approved amount require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, as prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

PROPOSALS OF SHAREHOLDERS
     Shareholders may submit proposals to be considered at the 2011 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the SEC. Any shareholder intending to propose a matter for consideration at Trustmark’s 2011 Annual Meeting of Shareholders must submit such proposal in writing to the Secretary of Trustmark no later than February 16, 2011; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2011 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary of Trustmark no later than December 3, 2010. In addition, the proxy solicited by the Board for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by February 16, 2011.

AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, May 11, 2010:
     This proxy statement, a form of the proxy card and Trustmark’s 2009 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

APPENDIX A
TRUSTMARK CORPORATION
2005 STOCK AND INCENTIVE COMPENSATION PLAN
(as amended January ~~16, 2007~~26, 2010)
ARTICLE I
Establishment, Purpose and Duration
          1.1     Establishment of the Plan. Trustmark Corporation (hereinafter referred to as the “Company”), a Mississippi corporation, hereby establishes an incentive compensation plan to be known as the “2005 Stock and Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options (including Reload Options), Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and/or Performance Units to Key Associates and Directors.
          The Plan was adopted by the Board of Directors of the Company on March 8, 2005, to become effective (the “Effective Date”) as of May 10, 2005 if approved at the May 10, 2005 annual meeting of the Company’s shareholders by vote of shareholders of the Company in accordance with applicable laws and any applicable rules of any national securities exchange or system on which the Stock is then listed or reported. Except for Performance Unit Awards payable only in cash (with payment also contingent on shareholder approval of the 2005 Plan), Awards may not be granted under the Plan prior to shareholder approval of the Plan.
          1.2      Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Key Associates and Directors that will promote the identification of their personal interest with the long term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Key Associates and Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.
          In addition, the Plan permits the grant of a Reload Option in order to restore an Option opportunity on the number of shares of Stock surrendered to exercise an Option to encourage a Participant to maximize his ownership interest in the Company without reducing the percentage interests of shareholders.
          1.3      Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XII herein, until May 9, 2015, at which time it shall terminate except with respect to Awards (including any outstanding Reload Option obligation) made prior to, and outstanding on, that date which shall remain valid in accordance with their terms.
ARTICLE II
Definitions
          2.1      Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:
          (a)      “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and by the Participant.
          (b)      “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options (including Reload Options), Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and/or Performance Units.
          (c)      “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under the Plan.
          (d)      “Board” or “Board of Directors” means the Board of Directors of the Company.
          (e)      “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
(i)      the acquisition of ownership of, holding or power to vote more than 20% of the Company’s voting stock; or
(ii)     the acquisition of the ability to control the election of a majority of the Company’s Board; or

(iii)      the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act); or
(iv)      during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.
Notwithstanding the foregoing, in the case of (i), (ii) and (iii) hereof, ownership or control of the Company’s voting stock by the Trustmark National Bank (the “Bank”) or any employee benefit plan sponsored by the Company or the Bank shall not constitute a Change in Control. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein.
          (f)      “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          (g)      “Committee” means the committee of the Board appointed to administer the Plan pursuant to Article III herein, all of the members of which shall be “non-employee directors” as defined in Rule 16b-3, as amended, under the Exchange Act, or any similar or successor rule, and “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code. Unless otherwise determined by the Board, the Human Resources Committee of the Board, or any successor committee responsible for executive compensation, shall constitute the Committee.
          (h)      “Company” means Trustmark Corporation, or any successor thereto as provided in Article XIV herein.
          (i)      “Director” means a director of the Company or any Subsidiary thereof, which term shall not include an advisory or honorary director.
          (j)      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          (k)      “Fair Market Value” of a Share means (A)(i) for Awards made prior to December 20, 2006, the mean between the high and low sales price of the Stock on the relevant date if it is a trading date, or if not, on the most recent date on which the Stock was traded prior to such date, as reported by The NASDAQ Stock Market or (ii) for Awards made on or after December 20, 2006, the closing market price (that is, the price at which last sold on the applicable principal U.S. market) of the Stock on the relevant date if it is a trading date, or if not, on the most recent date on which the Stock was traded prior to such date, as reported by The NASDAQ Stock Market, or (B) if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.
          (l)      “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.
          (m)      “Key Associate” means an officer or other key associate of the Company or its Subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries. “Key Associates” includes Directors who are also associates of the Company or its Subsidiaries.
          (n)      “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.
          (o)      “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
          (p)      “Option Price” means the exercise price per share of Stock covered by an Option.
          (q)      “Participant” means a Key Associate or a Director who has been granted an Award under the Plan and whose Award remains outstanding.
          (r)      “Performance-Based Compensation Award” means any Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of the Performance Goal applicable thereto. If a Performance-Based Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Section 162(m) of the Code therefor. The terms and conditions of each Performance-Based Compensation Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement.
          (s)      “Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the Performance-Based Compensation Award to which a Participant is entitled to exercise, receive or retain. For purposes of this Plan, a Performance ~~Goals~~Goal may be particular to a Participant, ~~may relate~~and may include any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to the performance of the Company as a whole or to the performance of a Subsidiary, division, strategic business unit ~~or line of business which employs him, or may be based on the performance of the Company generally. Performance Goals may be based on~~ , line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the Award: Stock value or increases therein, earnings per share or earnings per share growth, net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), operating profit, operating cash flow, operating or other expenses, operating efficiency, return on equity, tangible equity, assets, capital or investment, sales or revenues or growth thereof, deposits, loan and/or equity levels or growth thereof, working capital targets or cost control measures, regulatory compliance, gross, operating or other margins, efficiency ratio (as generally recognized and used for bank financial reporting and analysis), interest income, non-interest income, credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), productivity, customer satisfaction, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, quality measures, and any component or components of the foregoing (including, without limitation, determination thereof, in the Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, ~~and/or accounting changes),~~accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting the Company’s reported results), regulatory exam results, achievement of risk management objectives or implementation, management or completion of critical projects or processes. Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or ~~a~~any combination thereof. The Committee shall determine the Performance Period during which the Performance Goal must be met; and attainment of Performance Goals shall be subject to certification by the Committee. Each of the Performance Goals shall be determined, where applicable and except as provided above, in accordance with generally accepted accounting principles.
          (t)      “Performance Period” means the time period during which the Performance Goal must be met in connection with a Performance-Based Compensation Award. Such time period shall be set by the Committee.
          (u)      “Performance Unit” means an Award, designated as a performance unit, granted to a Participant pursuant to Article X herein and valued as a fixed dollar amount.
          (v)      “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VIII herein.
          (w)      “Plan” means the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, as herein described and as hereafter from time to time amended.
          (x)      “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.
          (y)      “Reload Option” means a Non-Qualified Stock Option granted pursuant to Section 6.9 in the event the Participant exercises all or a part of an Option by paying the Option Price pursuant to Section 6.6 with Stock in order to restore an Option opportunity on the number of shares of Stock surrendered to exercise an Option.
          (z)      “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VIII herein which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied.
          (aa)      “Restricted Stock Unit” or “RSU” means an Award, designated as a Restricted Stock Unit, granted to a Participant pursuant to Article IX herein and valued by reference to Stock, which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied.

          (bb)      “Stock” or “Shares” means the common stock of the Company.
          (cc)      “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article VII herein.
          (dd)      “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
ARTICLE III
Administration
          3.1      Administration of the Plan by the Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and conditions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award, the end of a Performance Period or termination of any Period of Restriction or other restrictions imposed under the Plan; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.
          The Chairman of the Committee and such other directors and officers of the Company as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.
          For purposes of determining the applicability of Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Award provide that it may be exercised only during employment or service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of employment or service or continuous employment or service.
          Subject to limitations under applicable law, the Committee is authorized in its discretion to issue Awards and/or accept notices, elections, consents and/or other forms or communications by Participants by electronic or similar means, including, without limitation, transmissions through e-mail, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time.
          A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.
          3.2      Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Associates and/or Directors as may be selected by it. Each Award shall be evidenced by an Agreement.
          3.3      Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.
          3.4      Requirements of Rule 16b-3 and Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act.
          Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act (hereafter, “Section 16 Persons”) shall comply with any applicable conditions of SEC Rule 16b-3; (ii) transactions with respect to persons whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code; and (iii) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this sentence.
          Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Section 162(m)(4)(C) of the Code as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.
          3.5      Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.
ARTICLE IV
Stock Subject to the Plan
          4.1      Number of Shares. Subject to adjustment as provided in Section 4.4 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed the sum of (i) 6,000,000 plus (ii) that number of Shares represented by options under the Second Amended Trustmark Corporation 1997 Long Term Incentive Plan which expire or are otherwise terminated or forfeited at any time after the Effective Date of the Plan. Except as provided in Sections 4.2 and 4.3 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.
          Stock that may be issued under the Plan may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Company.
          The Company, during the term of the Plan and thereafter during the term of any outstanding Award which may be settled in Stock, shall reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.
          4.2      Lapsed Awards or Forfeited Shares. If any Award granted under the Plan terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan, subject to Section 7.3.
          4.3      Delivery of Shares as Payment. In the event a Participant pays the Option Price for Shares pursuant to the exercise of an Option with previously acquired Shares, the number of Shares available for future Awards under the Plan shall be reduced only by the net number of new Shares issued upon the exercise of the Option. In addition, in determining the number of shares of Stock available for Awards, if Stock has been delivered or exchanged by a Participant as full or partial payment to the Company for payment of withholding taxes, or if the number of shares of Stock otherwise deliverable has been reduced for payment of withholding taxes, the number of shares of Stock exchanged as payment in connection with the withholding tax or so reduced shall again be available for purpose of Awards under the Plan.
          4.4      Capital Adjustments. The number and kind of Shares subject to each outstanding Award, the Option Price, and the annual limits on and the aggregate number and kind of Shares for which Awards thereafter may be made shall be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or other corporate capitalization change of or by the Company. Where an Award being adjusted is an ISO or is subject to Section 409A of the Code, the adjustment shall also be effected so as to comply with Section 424(a) of the Code and not to constitute a modification within the meaning of Section 424(h) or 409A, as applicable, of the Code.
ARTICLE V
Eligibility
          Persons eligible to participate in the Plan include (i) all associates of the Company and its Subsidiaries (including any corporation which becomes a Subsidiary after the adoption of the Plan by the Board) who, in the opinion of the Committee, are Key Associates and (ii) all Directors.
          Multiple grants of Awards under the Plan may be made in any calendar year to a Participant, provided, however, that Awards of Options and SARs (disregarding any Tandem SARs as defined in Section 7.1) granted in any calendar year to any one Participant shall not provide for the issuance of, and/or cash payment with respect to, more than 90,000 Shares in the aggregate, that Awards of

Restricted Stock and Restricted Stock Units granted in any calendar year to any one Participant shall not provide for the issuance of, and/or cash payment with respect to, more than 50,000 Shares in the aggregate, and that Performance Units granted in any calendar year to any one Participant shall not provide for the payment of more than $1,000,000 in the aggregate.
ARTICLE VI
Stock Options
          6.1      Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that (i) only Non-Qualified Stock Options may be granted to Directors who are not associates of the Company or a Subsidiary, (ii) no Participant may be granted Options in any calendar year for more than 90,000 Shares (with Options cancelled in the same year as granted counted against this limit and with Options for which the Option Price is reduced treated as cancelled and reissued for this annual limit) and (iii) the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulations thereunder.
          6.2      Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-Qualified Stock Option not intended to be within the provisions of Section 422 of the Code, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option. If an Option is intended to be a Performance-Based Compensation Award, the terms and conditions thereof, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan.
          6.3      Option Price. The Option Price of an Option shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. In addition, an ISO granted to a Key Associate (including any Director who is a Key Associate) who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of such Stock on the Grant Date.
          6.4      Duration of Options. Each Option shall expire at such time as the Committee shall determine, provided, however, that no Option shall be exercisable after the expiration of ten years from its Award Date. In addition, an ISO granted to a Key Associate (including any Key Associate who is a Director) who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall not be exercisable after the expiration of five years from its Award Date.
          6.5      Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.
          6.6      Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise or by a combination of the foregoing.
          To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to a securities broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Stock to cover the costs and expenses associated therewith.
          As soon as practicable, after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name.

          6.7      Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. The Committee may specify in an Agreement that Stock delivered on exercise of an Option is Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Option Price therefor in the event the Participant does not complete a specified service period after exercise.
          6.8      Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.
          Notwithstanding the foregoing or any other provision of the Plan to the contrary, to the extent permissible under Rule 16b-3 of the Exchange Act, a Participant who is granted Non-Qualified Stock Options pursuant to the Plan may transfer such Non-Qualified Stock Options to his or her spouse, lineal ascendants, lineal descendants, or to trusts for their benefit, provided that the Non-Qualified Stock Option so transferred may not again be transferred other than to the Participant originally receiving the grant of Non-Qualified Stock Options or to an individual or trust to whom such Participant could have transferred Non-Qualified Stock Options pursuant to this Section 6.8. Non-Qualified Stock Options which are transferred pursuant to this Section 6.8 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-Qualified Stock Options in the hands of the Participant originally receiving the grant of such Non-Qualified Stock Options.
          6.9      Reload Options. The Committee shall have the authority to specify at the Award Date for an Option that a Participant receiving the Option shall be granted the right to a further Non-Qualified Stock Option (a “Reload Option”) in the event the Participant exercises all or a part of the Option, including a Reload Option (an “Original Option”), by surrendering in accordance with Section 6.6 hereof already owned shares of Stock in full or partial payment of the Option Price under such Original Option. Each Reload Option shall be granted on the date of exercise of the Original Option, shall cover a number of shares of Stock not exceeding the whole number of shares of Stock surrendered in payment of the Option Price under such Original Option, shall have an Option Price equal to the Fair Market Value on the Award Date of such Reload Option, shall expire on the stated expiration date of the Original Option and shall be subject to such other terms and conditions as the Committee may determine.
ARTICLE VII
Stock Appreciation Rights
          7.1      Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Key Associates and Directors, at the discretion of the Committee, in any of the following forms, provided, however, that no Participant may be granted more than 90,000 SARs in any calendar year (with SARs cancelled in the same year as granted counted against this limit and with SARs for which the base amount on which the SAR payment at exercise is calculated is reduced treated as cancelled and reissued for this annual limit):
(a)	In connection with the grant, and exercisable in lieu of, Options (“Tandem SARs”);

(b)	In connection with and exercisable in addition to the grant of Options (“Additive SARs”);

(c)	Independent of grant of the Options (“Freestanding SARs”); or

(d)	In any combination of the foregoing.
          7.2      SAR Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify its type of SAR and its terms and conditions. If an SAR grant is intended to be a Performance-Based Compensation Award, the Performance Goal and Performance Period shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan.
          7.3      Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

          Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option, shall be transferable only when and under the same conditions as the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Option Price of the Related Option and the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised.
          7.4      Exercise of Additive SARs. Additive SARs shall be deemed to be exercised upon, and in addition to, the exercise of the Related Options. The deemed exercise of Additive SARs shall not reduce the number of Shares with respect to which the Related Options remains unexercised.
          7.5      Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs.
          7.6      Other Conditions Applicable to SARs. In no event shall the term of any SAR granted under the Plan exceed ten years from the Grant Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value per Share on the Grant Date in the case of a Freestanding SAR or (ii) the Option Price of the Related Option in the case of either a Tandem or Additive SAR. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.
          7.7      Payment after Exercise of SARs. Subject to the provisions of the Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal (the “SAR Value”) to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) either (x) the Fair Market Value per Share on the Award Date in the case of a Freestanding SAR or (y) the Option Price of the Related Option in the case of either a Tandem or Additive SAR. The Agreement may provide for payment of the SAR Value at the time of exercise or, on an elective or non-elective basis, for payment of the SAR Value at a later date, adjusted (if so provided in the Agreement) from the date of exercise based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the SAR Value in Shares) set out in the Agreement (the “adjusted SAR Value”). The Committee is expressly authorized to grant SARs which are deferred compensation covered by Section 409A of the Code, as well as SARs which are not deferred compensation covered by Section 409A of the Code.
          Payment of the SAR Value or adjusted SAR Value to the Participant shall be made in Shares, valued at the Fair Market Value on the date of exercise in the case of an immediate payment after exercise or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment, in cash or a combination thereof as determined by the Committee, either at the time of the Award or thereafter, and as provided in the Agreement.
          7.8      Nontransferability of SARs. No SAR granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.
ARTICLE VIII
Restricted Stock
          8.1      Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted more than 50,000 Shares of Restricted Stock in any calendar year. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. If determined by the Committee, custody of Shares of Restricted Stock may be retained by the Company until the termination of the Period of Restriction pertaining thereto.
          8.2      Restricted Stock Agreement. Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and the applicable restrictions and such other provisions as the Committee shall determine. If an Award of Restricted Stock is intended to be a Performance-Based Compensation Award, the terms and conditions of such Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan.

          8.3      Nontransferability of Restricted Stock. Except as provided in this Article VIII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.
          8.4      Other Restrictions. The Committee may impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.
          8.5      Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated <<date of grant>>. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.
          8.6      Removal of Restrictions. Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and, where applicable, after a determination of the satisfaction or achievement on any applicable Performance Goal. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his Stock certificate.
          8.7      Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.
          8.8      Dividends and Other Distributions. Unless otherwise provided in the Agreement, during the Period of Restriction, Participants entitled to or holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and the same rules for custody as the Shares of Restricted Stock with respect to which they were distributed.
          8.9      Termination of Employment or Service. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment or service with the Company for any reason during the Period of Restriction, then any Shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company. The Committee may provide for vesting of Restricted Stock in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate.
ARTICLE IX
Restricted Stock Units
          9.1      Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Unit representing one Share) to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted more than 50,000 Restricted Stock Units in any calendar year. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.
          9.2      Restricted Stock Unit Agreement. Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and the applicable restrictions and such other provisions as the Committee shall determine. If an Award of Restricted Stock Units is intended to be a Performance-Based Compensation Award, the terms and conditions of such Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan.
          Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Restricted Stock Units shall have added to their rights all dividends and other distributions which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding, and such deemed dividends or distributions shall be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable. Unless otherwise provided in the Agreement, during the Period of Restriction, any such deemed dividends and other distributions shall be deemed converted to additional Restricted Stock Units based on the Fair Market Value of a Share on the date of payment or distribution of the deemed dividend or distribution.
          9.3      Payment after Lapse of Restrictions. Subject to the provisions of the Agreement, upon the lapse exercise of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal (the “RSU Value”) to the product of multiplying (i) the number of Shares with respect to which the restrictions lapse by (ii) the Fair Market Value per Share on the date the restrictions lapse.
          The Agreement may provide for payment of the RSU Value at the time of exercise or, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of exercise based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”). The Committee is expressly authorized to grant Restricted Stock Units which are deferred compensation covered by Section 409A of the Code, as well as Restricted Stock Units which are not deferred compensation covered by Section 409A of the Code.
          Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in Shares, valued at the Fair Market Value on the date the restrictions therefor lapse in the case of an immediate payment after vesting or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment, in cash or a combination thereof as determined by the Committee, either at the time of the Award or thereafter, and as provided in the Agreement.
          9.4      Nontransferability of Restricted Stock Units. No Restricted Stock Unit granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Restricted Stock Units, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.
          9.5      Termination of Employment or Service. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment or service with the Company for any reason during the Period of Restriction, then any Restricted Stock Units still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company. The Committee may provide for vesting of Restricted Stock Units in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate.
ARTICLE X
Performance Units
          10.1      Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee, provided, however, that no Participant may be granted Performance Units with a dollar value in excess of $1,000,000 in any calendar year. Otherwise, the Committee shall have complete discretion in determining the number of Performance Units granted to each Participant. Participants receiving such Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.
          10.2      Performance Unit Agreement. Each Performance Unit is intended to be a Performance-Based Compensation Award, and the terms and conditions of each such Award, including the Performance Goal and Performance Period (which may be equal to, less than or more than one year), shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement. The Committee shall set the Performance Goal in its discretion for each Participant who is granted a Performance Unit.
          10.3      Settlement of Performance Units. After a Performance Period has ended, the holder of a Performance Unit shall be entitled to receive the value thereof based on the degree to which the Performance Goals and other conditions established by the Committee and set forth in the Agreement (or in a subplan of the Plan which is incorporated by reference into an Agreement) have been satisfied.
          10.4      Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Unit shall be made in cash, Stock or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as determined by the Committee.

          10.5      Nontransferability of Performance Units. No Performance Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All rights with respect to Performance Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.
ARTICLE XI
Change in Control
          In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.
ARTICLE XII
Modification, Extension and Renewal of Awards
          Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards and may modify the terms of an outstanding Agreement, provided that the exercise price of any Award may not be lowered other than pursuant to Section 4.4 herein. In addition, the Committee may accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards do not specify a lower exercise price than the surrendered Awards or awards, and otherwise the new Awards may be of a different type than the surrendered Awards or awards, may specify a longer term than the surrendered Awards or awards, may provide for more rapid vesting and exercisability than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.
ARTICLE XIII
Amendment, Modification and Termination of the Plan
          13.1      Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.
          13.2      Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.4 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.
ARTICLE XIV
Withholding
          14.1      Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.
          14.2      Stock Withholding. With respect to withholding required upon the exercise of Non-Qualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other taxable event with respect to any Award, Participants may elect, subject to the approval of the Committee, or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XV
Successors
          All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE XVI
General
          16.1      Requirements of Law. The granting of Awards and the issuance of Shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations as may be required.
          16.2      Effect of the Plan. The establishment of the Plan shall not confer upon any Key Associate or Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Key Associate or Director, nor is it a contract between the Company or any of its Subsidiaries and any Key Associate or Director. Participation in the Plan shall not give any Key Associate or Director any right to be retained in the service of the Company or any of its Subsidiaries. No Key Associate or Director who receives an Award shall have rights as a shareholder of the Company prior to the date Shares are issued to the Participant pursuant to the Plan.
          16.3      Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.
          16.4      Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the State of Mississippi and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422 of the Code.
          16.5      Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
          16.6      Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
          16.7      Nonqualified Deferred Compensation Plan Omnibus Provision. It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend any Award Agreement as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with IRC Section 409A.
          16.8      Share Certificates and Book Entry. To the extent that the Plan provides for issuance of stock certificates to represent shares of Stock, the issuance may be effected on a non-certificated basis to the extent not prohibited by applicable law or the applicable rules of any stock exchange. Notwithstanding any other provisions contained in this Plan, in its discretion the Committee may satisfy any obligation to deliver Shares represented by stock certificates by delivering Shares in electronic form or book-entry credit. If the Company issues any Shares in electronic form or book-entry credit that are subject to terms, conditions and restrictions on transfer, a notation shall be made in the records of the transfer agent with respect to any such Shares describing all applicable terms, conditions and restrictions on transfer. In the case of Restricted Stock granted under the Plan, such notation shall be substantially in the form of the legend contained in Section 8.5 herein.

P.O. BOX 291
JACKSON, MS 39205-0291
VOTE BY INTERNET - www.proxyvote.com
Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. To vote online, have the proxy card in hand, access the website above, and follow the instructions given.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Shareholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. To vote by telephone, have the proxy card in hand, call the toll-free number above, and follow the instructions given.
VOTE BY MAIL
Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22834-P92192	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Items of Business
1.	Election of Directors - To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.				☐	☐	☐
	Nominees:
	01)	Adolphus B. Baker	07)	David H. Hoster II
	02)	Fred E. Carl, Jr.	08)	John M. McCullouch
	03)	William C. Deviney, Jr.	09)	Richard H. Puckett
	04)	Daniel A. Grafton	10)	R. Michael Summerford
	05)	Richard G. Hickson	11)	LeRoy G. Walker, Jr.
	06)	Gerard R. Host	12)	William G. Yates III

	For	Against	Abstain

2.        Approval of the Amendment of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan to revise the definition of “performance goals” for purposes of Section 162(m) of the Internal Revenue Code.
	☐	☐	☐

3. Ratification of Selection of Independent Auditors - To ratify the selection of KMPG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

4. To transact such other business as may properly come before the meeting.

Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check this box and specify the method of cumulative voting on the reverse side of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s). Cumulative voting can only be processed by using the proxy card method of voting.
☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2009 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

M22835-P92192
TRUSTMARK CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 11, 2010
     The shareholder(s) hereby appoint(s) Daniel A. Grafton and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 11, 2010, at 10:00 a.m. Central Time.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF THE AMENDMENT OF THE TRUSTMARK CORPORATION 2005 STOCK AND INCENTIVE COMPENSATION PLAN, AND “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
OR YOU MAY VOTE BY INTERNET OR TELEPHONE (SEE REVERSE SIDE FOR MORE INFORMATION).

Cumulative Voting Instructions/Comments:

(If you noted any Cumulative Voting Instructions/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE